Exhibit 2.1

ASSET PURCHASE AGREEMENT

By and Among

Perficient, Inc.

Tier1 Innovation, LLC

Mark Johnston

and

Jay Johnson

Dated as of June 25, 2007

3.22	Broker’s Fees	28
3.23	Bank Accounts	28
3.24	Copies of Business Records and Other Materials	28
3.25	Environmental Matters	28
3.26	Disclosure	29

i

	ARTICLE IV
	REPRESENTATIONS AND WARRANTIES OF BUYER
4.01	Corporate Organization and Qualification	29
4.02	Authority; Capitalization	29
4.03	Non-Contravention and Consents	30
4.04	Litigation	30
4.05	Buyer Common Stock	30
4.06	Brokers’ and Finders’ Fees	30
4.07	Reports	31

	ARTICLE V
	[intentionally omitted]

	ARTICLE VI
	ADDITIONAL AGREEMENTS
6.01	Non-Compete Agreement	31
6.02	Securities Matters	32
6.03	Registration Rights	34
6.04	Hiring of Continuing Employees	38
6.05	Employee Benefit Plans	39
6.06	Publicity	40
6.07	Taxes	40
6.08	Accounts Receivable	41
6.09	Tax Reporting Documentation	41
6.10	Stock Restriction Agreements and Stock Restriction and Non-Compete Agreements	41
6.11	Non-Competition Agreement	42

	ARTICLE VII
	[intentionally omitted]

	ARTICLE VIII
	EXPENSES AND AMENDMENT
8.01	Expenses	42
8.02	Amendment	42
8.03	Extension; Waiver	42

	ARTICLE IX
	INDEMNIFICATION
9.01	Agreement to Indemnify	42
9.02	Survival of Indemnity	43
9.03	Additional Provisions	44
9.04	Claim Notice; Definitions; Third Party Claim Procedures	45

	ARTICLE X
	GENERAL PROVISIONS
10.01	Notices	47
10.02	Interpretation	48
10.03	Counterparts and Facsimile Signatures	49
10.04	Entire Agreement	49
10.05	Governing Law	49

10.06	Enforcement of Agreement	49
10.07	Severability	49
10.08	Assignment	49
10.09	Amendment	49

EXHIBIT LIST

EXHIBIT A	Form of Bill of Sale

EXHIBIT B	Form of Escrow Agreement

EXHIBIT C	Form of Non-Competition Agreement

EXHIBIT D	Form of Stock Restriction Agreement (Continuing Employees)

EXHIBIT E	Form of Stock Restriction Agreement (Non-Continuing Employees)

EXHIBIT F	Form of Stock Restriction and Non-Compete Agreement (Continuing Employees)

EXHIBIT G	Form of Stock Restriction and Non-Compete Agreement (Non-Continuing Employees)

EXHIBIT H	Form of Contractor Services Agreement

EXHIBIT I	Form of Confidentiality and Intellectual Property Assignment Agreement

EXHIBIT J	Form of Opinion of Counsel to Seller

EXHIBIT K	Form of Opinion of Counsel to Buyer

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (the “Agreement”) dated as of June 25, 2007, by and among Perficient, Inc., a Delaware corporation (“Buyer”), Tier1 Innovation, LLC, a Colorado limited liability company (“Seller”), and Mark Johnston and Jay Johnson (the “Principals”).

Seller is engaged in the business of providing management and technology consulting services to its customers (the “Business”).

Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, substantially all of Seller’s assets and properties used or held for use in connection with the Business, and in connection therewith, Buyer has agreed to assume certain of the liabilities of Seller relating to the Business, all on the terms and conditions set forth herein (the “Acquisition”).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

1.01           Definitions.  As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

“Accounts Receivable” means any and all accounts receivable and notes receivable of or amounts owing or payable to Seller, together with all completed but unbilled services related to the Seller’s work in progress, all as of the Closing Date.

“Acquired Assets” has the meaning set forth in Section 2.01.

“Acquisition” has the meaning set forth in the Recitals.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.  For purposes of this definition and this Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

“Agreement” has the meaning set forth in the Recitals.

“Allocation” has the meaning set forth in Section 2.08.

“Ancillary Agreements” means the Escrow Agreement and the Bill of Sale.

“Applicable Laws” means all laws, statutes, constitutions, rules, regulations, principles of common law, resolutions, codes, ordinances, requirements, judgments, orders, decrees, injunctions, and writs of any Governmental Entity which has, or Seller believes is reasonably likely to have, jurisdiction over Seller or the Business, as it is exists on or prior to the Closing Date.

“Arbitrating Accountant” has the meaning set forth in Section 2.07.

“Assets” means all the tangible and intangible assets owned, leased, or licensed by Seller that are used or held for use in connection with the Business.

“Assigned Contracts” has the meaning set forth in Section 2.01(d).

“Assigned Leases” has the meaning set forth in Section 2.01(b).

“Assigned Licenses” has the meaning set forth in Section 2.01(c).

“Assumed Liabilities” has the meaning set forth in Section 2.03(a).

“Backlog” means expected revenue committed under signed customer Contracts but not yet recognized as revenue under GAAP.

“Bill of Sale” means the Assignment and Assumption Agreement and Bill of Sale to be entered into by and between Buyer and Seller, substantially in the form attached as Exhibit A hereto.

“Business” has the meaning set forth in the Recitals.

“Business Records” means any and all books related to the Business, as well as records, files, documentation, data or information of Seller that have been or now are used in connection with the Business.

“Buyer” has the meaning set forth in the Recitals.

“Buyer Carved-Out Liabilities” has the meaning set forth in Section 9.01(b).

“Buyer Common Stock” means Buyer’s common stock, par value $0.001 per share.

“Buyer Disclosure Schedule” has the meaning set forth in ARTICLE IV.

“Buyer Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the business or financial condition of Buyer and its subsidiaries, taken as a whole; provided, however, that in no event shall any of the following be deemed to constitute or be taken into account in determining a Buyer Material Adverse Effect:  any event, circumstance, change or effect that results from (i) changes affecting the economy generally, (ii) the public announcement or pending nature of this Agreement and the transactions contemplated hereunder, or (iii) Buyer’s compliance with the terms of this Agreement.

“Buyer Plan” has the meaning set forth in Section 6.05(a).

“Buyer Qualified Plan” has the meaning set forth in Section 6.05(b).

“Buyer Stock Per Share Price” means the average closing sale price per share of Buyer Common Stock as reported on the Nasdaq Global Select Market for the thirty (30) consecutive trading days ending on the date that is one (1) trading day immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Charter Documents” has the meaning set forth in Section 3.01.

“Choses in Action” means a right to receive or recover property, debt, or damages on a cause of action, whether pending or not and whether arising in contract, tort or otherwise.  The term shall include rights to indemnification, damages for breach of warranty or any other event or circumstance, judgments, settlements, and proceeds from judgments or settlements.

“Claim Notice” has the meaning set forth in Section 9.04(a).

“Closing” has the meaning set forth in Section 2.09(a).

“Closing Cash Payment” has the meaning set forth in Section 2.05(a).

“Closing Date” has the meaning set forth in Section 2.09(a).

“Closing Date Dispute Notice” has the meaning set forth in Section 2.06(b).

“Closing Date Statement” has the meaning set forth in Section 2.06(b).

“Closing Stock Payment” has the meaning set forth in Section 2.05(b).

“Code” means the United States Internal Revenue Code of 1986, as amended.  All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

“Commercially Reasonable Efforts” means the prompt, significant and diligent efforts that a prudent person desirous of achieving a result and having an incentive to and interest in achieving such result would use in similar circumstances to achieve that result as expeditiously as reasonably possible; provided, that in applying its Commercially Reasonable Efforts a party shall be required to expend only such resources as are commercially reasonable in the applicable circumstances.

“Competing Business” means any Person that offers or is demonstrably planning to offer Competitive Products or Services.

“Competitive Products or Services” means any products or services that are competitive with the products or services being offered, marketed, or actively developed (as evidenced by internal company documents and records, including e-mail) by Buyer, any subsidiary of Buyer or the Seller as of the Closing Date, including, to the extent competitive as described above, technology consulting services, technology design services, software development services, software integration services, systems integration services, software implementation services, technology outsourcing services, hosting services or technology staffing services.

“Confidential Information” has the meaning set forth in Section 3.20(h).

“Consents” means all consents and approvals of third parties or Governmental Entities, in each case that are necessary in order to transfer the Acquired Assets to Buyer pursuant hereto and otherwise to consummate the transactions contemplated hereby.

“Continuing Employees” has the meaning set forth in Section 6.04(a).

“Continuing Independent Contractors” has the meaning set forth in Section 6.04(a).

“Contract” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy or legally binding commitment or undertaking of any nature to which Seller enjoys any right or benefit or undertakes any obligation related to the Business.

“Covered Client” means any of Buyer’s, any subsidiary of Buyer’s or the Seller’s clients as of the Closing Date.

“Current Assets” means the sum of (i) Accounts Receivable (net of allowances for doubtful accounts), and (ii) prepaid assets, deposits and other current assets specifically identified on the Estimated Closing Date Balance Sheet, as revised by the Closing Date Statement.

“Current Employee Benefit Plan” means each Employee Benefit Plan that is currently sponsored, maintained, contributed to, or agreed to by Seller or any ERISA Affiliate or under which Seller or any ERISA Affiliate has any current or future obligations.

“Damages” means any and all claims, demands, suits, proceedings, judgments, losses, charges, Taxes, penalties and fees, costs and expenses (including reasonable attorneys’ fees and expenses) sustained, suffered or incurred by an Indemnified Party in connection with, or related to, any matter which is the subject to the indemnification provisions hereof, subject to the limitations on indemnification set forth in Sections 9.02 and Section 9.03.  “Damages” shall not include (i) any incidental, consequential, indirect, special or punitive damages, (ii) any amount for which reimbursement is received by Buyer or Seller, as the case may be, pursuant to insurance policies or third-party payments by virtue of indemnification or subrogation received by such party, and (iii) shall be determined net of any tax benefit actually realized by the Indemnified Party as a result of the event giving rise to the claim.

“Employee Benefit Plan” means (i) any nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (ii) any qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (iii) any qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), (iv) any Employee Welfare Benefit Plan or fringe benefit plan or program, (v) any profit sharing, bonus, stock option, stock purchase, consulting, employment, severance or incentive plan, agreement or arrangement or (vi) any plan, agreement or arrangement providing benefits related to clubs, vacation, childcare, parenting, sabbatical or sick leave that is sponsored, maintained or contributed to by the Company or any ERISA Affiliate for the benefit of the employees, former employees, independent contractors or agents of the Company or any ERISA Affiliate or has been so sponsored, maintained or contributed to at any time within six years prior to the Closing Date.  The term Employee Benefit Plan does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement, and for which the Seller has no present or potential liability.

“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.

“Encumbrances” means any and all restrictions on or conditions to transfer or assignment, claims, liens, pledges, security interests, deeds of trust, tenancies, other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, rights of first refusal, defects in title, encroachments, mortgages, restrictions, and other burdens, options, or encumbrances of any kind, whether accrued, absolute, contingent or otherwise affecting the Acquired Assets.

“Environmental Law” means any Applicable Law relating or pertaining to the public health and safety or the environment or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, removal, discharge or disposal of Hazardous Materials, including (i) the Solid Waste Disposal Act, 42 U.S.C. 6901 et seq., as amended, (ii) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended, (iii) the Clean Water Act, 33 U.S.C. § 1251 et seq., as amended, (iv) the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended, (v) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended, (vi) the Emergency Planning and Community Right To Know Act, 15 U.S.C. § 2601 et seq., as amended, and (vii) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any subsidiary or other entity that would be considered a single employer with Seller or a subsidiary within the meaning of Section 414 of the Code.

“Escrow Agent” means JPMorgan Chase Bank. N.A.

“Escrow Agreement” means the Escrow Agreement to be entered into among Buyer, Seller and JPMorgan Chase Bank, N.A., as Escrow Agent, substantially in the form attached hereto as Exhibit B, with such modifications as may be reasonably acceptable to Buyer and Seller as requested by the Escrow Agent.

“Escrow Payment” has the meaning set forth in Section 2.05(c).

“Estimated Closing Date Balance Sheet” has the meaning set forth in Section 2.06(a).

“Estimated Net Working Capital” has the meaning set forth in Section 2.06(a).

“Estimated Assets” has the meaning set forth in Section 2.06(a).

“Estimated Statement” has the meaning set forth in Section 2.06(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(b).

“Excluded Liabilities” has the meaning set forth in Section 2.03(b).

“Filing Date” has the meaning set forth in Section 6.03(a).

“Financial Statements” has the meaning set forth in Section 3.07(a).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi governmental authority.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law and including, without limitation: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, asbestos containing materials, polychlorinated biphenyls or radon.

“Holdback Amount” has the meaning set forth in Section 2.06(a).

“include, includes or including” has the meaning set forth in Section 10.02.

“Indemnified Party” means a party (or its successor) who is entitled to indemnification from a party hereto pursuant to ARTICLE IX.

“Indemnifying Party” means a party (or its successor) hereto who is required to provide indemnification under ARTICLE IX to another party.

“Intellectual Property” means any or all of the following and all rights in, arising out of or associated therewith:  (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof, (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists and all documentation relating to any of the foregoing, (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world, (iv) all Software, (v) all industrial designs and any registrations and applications therefor throughout the world, (vi) all maskworks and any registrations and applications therefor throughout the world, (vii) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world, (viii) all databases and data collections and all rights therein throughout the world, (ix) all moral and economic rights of authors and inventors, however denominated, throughout the world and (x) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Intellectual Property Rights” means any and all rights now or in the future to Intellectual Property owned or licensed by Seller and used in connection with the operation of the Business.

“Indemnifying Sellers” means the Principals, the Key Continuing Employees and Jill Colbeck.

“Key Continuing Employees” means Scott Nesbitt, Scott French and Jason Zimmer.

“Leased Real Property” has the meaning set forth in Section 3.18.

“Liabilities” means any direct or indirect liability, indebtedness, obligation, guarantee or endorsement, whether known or unknown, whether accrued or unaccrued, whether absolute or contingent, whether due or to become due, or whether liquidated or unliquidated, of Seller.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Working Capital” means the amount equal to (i)  prepaid assets, less (ii)  Assumed Liabilities reflected on the Estimated Statement, as revised by the Closing Date Statement or pursuant to the procedures set forth in Section 2.07, as applicable.

“Net Working Capital Threshold Amount” means <$720,000>.

“Non-Compete Period” means the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date.

“Non-Competition Agreement” means the Non-Competition Agreement to be entered into between Buyer and Avow Systems, substantially in the form attached hereto as Exhibit C.

“Non-Control Party” has the meaning set forth in Section 9.04(b).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permits” means all licenses, permits, authorizations, certificates, franchises, variances, waivers, consents and other approvals from any Governmental Entity relating to the operation of the Business.

“Permitted Encumbrances” means (i) any Encumbrance for current Taxes that are not yet due or payable, (ii) any Encumbrance for Tax assessments and other charges or claims with respect to Taxes that are due and payable and the validity of which are being contested in good faith by appropriate proceedings (as described on Schedule 3.12) and for which adequate reserves have been established by Seller in accordance with GAAP, (iii) any minor imperfection of title or similar Encumbrance which individually or in the aggregate with other such Encumbrances does not materially impair the value of the property subject to such Encumbrance or the use of such property in the conduct of the Business, (iv) mechanics’ and materialmen’s liens incurred in the ordinary course of business, (v) statutory liens of landlords’ and workmen’s, repairmen’s, warehousemen’s and carriers’ liens and other similar Encumbrances arising in the ordinary course of business, (vi) requirements incurred or other Encumbrances relating to deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security, and other similar statutory requirements, (vii) Encumbrances constituted by the terms of any Assigned Contract, (viii) Encumbrances, deposits or pledges to secure the performance of bids, tenders, Contracts (other than Contracts for the payment of money), leases, public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business, (ix) judgment and other similar Encumbrances arising in connection with court proceedings, provided the execution or other enforcement of such Encumbrance is effectively stayed and the claim secured thereby are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established by Seller in accordance with GAAP, or (x) easements, rights-of-way, restrictions and other similar Encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by Seller of the Acquired Assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.

“Personal Property” means all of the machinery, equipment, computer hardware, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventories, supplies, plant, spare parts, and other tangible personal property that is owned or leased by Seller and used in the operation of the Business.

“Property Taxes” has the meaning set forth in Section 6.07(b).

“Prospective Client” means any Person that, as of the Closing Date: (i) Buyer, any subsidiary of Buyer or the Seller have spent time and resources courting or developing as a potential user of Buyer’s, any subsidiary of Buyer’s or the Seller’s Competitive Products or Services as evidenced by internal company documents and records (including e-mail); or (ii) has entered into specific discussions with Buyer, any subsidiary of Buyer or Seller regarding Buyer, any subsidiary of Buyer or the Seller potentially providing its services or products to the Person.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchaser Indemnification Basket” has the meaning set forth in Section 9.01(a).

“Purchaser Indemnitees” has the meaning set forth in Section 9.01(a).

“Principals” has the meaning set forth in the Recitals.

“Real Property” means all land, buildings, structures, improvements, and fixtures thereon, together with all rights of way, easements, privileges, and appurtenances pertaining or belonging thereto, that are owned or leased by Seller.

“Registrable Securities” has the meaning set forth in Section 6.03(a).

“Registration Period” has the meaning set forth in Section  6.03(a)(ii).

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Related Party Transactions” has the meaning set forth in Section 3.21.

“Restricted Area” means any geographic market:  (i) in which the Seller conducts any material portion of the Business prior to the Closing Date; and/or (ii) in which Buyer or any of its subsidiaries are conducting business or actively pursuing a material amount of business during the Non-Compete Period as evidenced by definite and demonstrable actions by Buyer or any such subsidiary with respect to the area (e.g., contacting Covered Clients or Prospective Clients to solicit material business opportunities, contacting suppliers or vendors regarding material business opportunities, actively conducting feasibility research of the area, etc.).

“SEC” means the Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 6.02(a).

“Seller” has the meaning set forth in the Recitals.

“Seller Carved-Out Liabilities” has the meaning set forth in Section 9.01(a).

“Seller Disclosure Schedule” has the meaning set forth in ARTICLE III.

“Seller Indemnification Basket” has the meaning set forth in Section 9.01(b).

“Seller Indemnitees” has the meaning set forth in Section 9.01(b).

“Seller Interest Holders” has the meaning set forth in Section 6.02(b).

“Seller Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the Acquired Assets or the Business, taken as a whole; provided, however, that in no event shall any of the following be deemed to constitute or be taken into account in determining a Seller Material Adverse Effect:  any event, circumstance, change or effect that results from (i) changes affecting the economy generally, (ii) the public announcement or pending nature of this Agreement and the transactions contemplated hereunder, or (iii) Seller’s compliance with the terms of this Agreement.

“Seller’s Cafeteria Plan” has the meaning set forth in Section 6.05.

“Seller Warranty Liabilities” has the meaning set forth in Section 2.03(a)(iii).

“Sole Member” has the meaning set forth in Section 3.01.

“Stock Restriction Agreements” means the Stock Restriction Agreement (Continuing Employees) and the Stock Restriction Agreement (Non-Continuing Employees) substantially in the forms attached hereto as Exhibits D and E respectively.

“Stock Restriction and Non-Compete Agreements” means the Stock Restriction and Non-Compete Agreement (Continuing Employees) and the Stock Restriction and Non-Compete Agreement (Non-Continuing Employees) substantially in the forms attached hereto as Exhibits F and G respectively.

“Tax” and “Taxes” means any and all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, premium, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties (including penalties for failure to file in accordance with applicable information reporting requirements), and additions to tax by any authority, whether federal, state, local, domestic or foreign.

“Tax Authority” means any entity, body, instrumentality, division, bureau or department of any federal, state or local or any foreign Governmental Authority, or any agent thereof (third-party or otherwise), legally authorized to assess, lien, levy or otherwise collect, litigate or administer Taxes.

“Tax Reporting Documentation” has the meaning set forth in Section 6.09.

“Tax Return” means any report, return, form, declaration or other document or information required to be supplied to any Tax Authority or any person in connection with Taxes.

“Third Party Claim” means any claim, action, suit, proceeding, investigation or like matter which is asserted or threatened by a party other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.

“Third Party Intellectual Property Rights” all third party patents, trademarks or copyrights including Licensed Software.

“to the knowledge of Buyer” has the meaning set forth in ARTICLE IV.

“to the knowledge of Seller” has the meaning set forth in ARTICLE III.

“without limitation” has the meaning set forth in Section 10.02.

ARTICLE II
SALE AND PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES

2.01           Agreement to Sell and Buy.  Subject to the terms and conditions set forth in this Agreement, Seller shall sell, assign, transfer and deliver to Buyer on the Closing Date, and Buyer shall purchase on the Closing Date, all of Seller’s right, title and interest in and to all of the Assets against receipt by Seller of the Purchase Price, except the Excluded Assets set forth in Section 2.02 (the “Acquired Assets”), free and clear of all Encumbrances other than Permitted Encumbrances.  The Acquired Assets include the following:

(a)           All Current Assets;

(b)           All Personal Property as listed on Schedule 2.01(b), including all rights and benefits of Seller under the lease agreements listed on Schedule 2.01(b) (the “Assigned Leases”);

(c)           All Intellectual Property Rights, including to the extent transferable all rights and benefits of Seller under the license agreements included on Schedule 2.01(c) (the “Assigned Licenses”);

(d)           To the extent transferable, all rights and benefits of Seller under the Contracts listed on Schedule 2.01(d) (together with the Assigned Leases and Assigned Licenses, the “Assigned Contracts”);

(e)           To the extent transferable, all Permits;

(f)            All Choses in Action of Seller, except as identified in Section 2.02;

(g)           All Business Records in Seller’s control or possession, except as identified in Section 2.02; and

(h)           All other intangible assets of Seller, including goodwill.

2.02           Excluded Assets.  Notwithstanding anything contained in this Agreement to the contrary, Seller shall retain all of its right, title and interest in and to, and Buyer shall not acquire any right, title or interest in any of the following assets or rights of Seller (the “Excluded Assets”):

(a)           All cash and cash equivalents of Seller as of the Closing Date;

(b)           All rights and benefits of Seller under any Contracts other than the Assigned Contracts (the “Excluded Contracts”);

(c)           All Employee Benefit Plans and all assets or funds held in trust, or otherwise, associated with or used in connection with the Employee Benefit Plans;

(d)           All claims for refund of Taxes and other governmental charges of whatever nature related thereto and all reserves or accounts for accrued and unpaid Taxes;

(e)           All Choses in Action, if any, of Seller relating to any of the other assets listed on Schedule 2.02 or any of the Excluded Liabilities;

(f)           All Business Records relating solely to: (i) internal corporate matters of Seller or its stockholders (including any minute books, ownership records, and seals); (ii) personnel records and other records that Seller is required to retain, provided that, if requested by Buyer, Buyer is provided with a true and complete copy of all such records to the extent that they relate to the Continuing Employees; (iii) accounting records of Seller, provided that Buyer is provided with a true and complete copy of all such accounting records to the extent such records relate to the Business; or (iv) any of the other assets listed on Schedule 2.02;

(g)           All Personal Property, if any, identified on Schedule 2.02;

(h)           All prepaid expenses and cash surrender values relating to Seller’s insurance policies, as identified on Schedule 2.02; and

(i)            All rights of Seller under, including Choses in Action of Seller relating to, this Agreement or the Ancillary Agreements, and all consideration payable to Seller pursuant to this Agreement.

2.03           Assumption of Liabilities.

(a)           As of the Closing Date, Buyer shall assume and pay, perform and discharge in a timely manner according to their terms only the following Liabilities of Seller (the “Assumed Liabilities”):

(i)           Liabilities arising under the Assigned Contracts from and after the Closing Date;

(ii)          Liabilities set forth on the Estimated Statement, as revised by the Closing Date Statement, including, without limitation, (A) trade account payables, payroll, payroll related Taxes, 401(k) matching contributions and other accruals and other current Liabilities arising in the ordinary course of business that remain unpaid at and are not delinquent as of the Closing Date, and (B) the obligation to provide or to perform services relating to billings in excess of costs or otherwise to be delivered or performed following the Closing;

(iii)         Liabilities related to any warranty claims by Seller’s customers with respect to work performed or Software licensed by Seller prior to the Closing Date pursuant to any of the  Assigned Contracts (“Seller Warranty Liabilities”);

(iv)         Liabilities related to Continuing Employees set forth in Section 6.05;

(v)         Any Liabilities for Taxes which may be applicable to the Business or the Acquired Assets for any taxable period beginning after the Closing Date or beginning before and ending after the Closing Date to the extent allocable to and for which Buyer is responsible pursuant to Section 6.07; and

(vi)        Other Liabilities, if any, listed on Schedule 2.03.

(b)           Notwithstanding anything contained in this Agreement to the contrary, except as expressly set forth in Section 2.03(a) above, Buyer shall not assume or become liable or obligated in any way, and Seller shall retain and remain solely liable for and obligated to pay, perform and discharge all Liabilities of Seller, including all of the following (collectively, the “Excluded Liabilities”):

(i)           Liabilities under any Excluded Contracts;

(ii)          Except Seller Warranty Liabilities, Liabilities arising under any Assigned Contracts that relate to the time period prior to the Closing Date or arise out of events occurring prior to the Closing Date;

(iii)         Any forfeiture, claim or pending litigation or proceeding relating to the Business prior to the Closing Date;

(iv)        Any Liabilities under any Employee Benefit Plan, except as set forth in Section 6.05;

(v)         Any Liabilities for severance payments or other payments incurred as a result of the termination of the employment of any employee or independent contractor who is not a Continuing Employee or Continuing Independent Contractor;

(vi)        Any Liabilities for the broker’s fees, commissions or finder’s fees incurred by Seller in connection with any of the transactions contemplated by this Agreement, as set forth on Section 3.22; and

(vii)       Any Liabilities for Taxes (A) of Seller or any Affiliate of Seller for all taxable periods ending on or before the Closing Date, (B) which may be applicable to the Business or the Acquired Assets for any taxable period ending on or before the Closing Date and for any taxable period beginning before and ending after the Closing Date to the extent allocable to the portion of such taxable period ending on the Closing Date, or (C) for which Seller is responsible pursuant to Section 6.07.

2.04           Deemed Assignment of Contracts; Cooperation.  To the extent that the assignment hereunder of any of the Assigned Contracts shall require the consent of any third party (or in the event that any of the same shall be non-assignable), Seller shall use its Commercially Reasonable Efforts to obtain the consent of such third party prior to the Closing Date; provided, however, that neither this Agreement nor any actions taken hereunder shall constitute an assignment or an agreement to assign such Assigned Contract if such assignment or attempted assignment would constitute a breach thereof or result in a loss or diminution thereof; provided, further, that such Commercially Reasonable Efforts shall not include any requirement to offer or grant financial accommodations to any third party or remain secondarily liable with respect to any Assigned Contracts; and provided, further, that to the extent that any such consent cannot be obtained on or before the Closing Date, Seller and Buyer agree to use Commercially Reasonable Efforts to establish a reasonable arrangement designed to provide Buyer with the benefits and burdens of any such Assigned Contracts, including appointing Buyer to act as its agent to perform all of Seller’s obligations under such Assigned Contracts and to collect and promptly remit to Buyer all compensation received by Seller pursuant to such Assigned Contracts and, at Buyer’s expense, to enforce, for the account and benefit of Buyer, any and all rights of Seller against any other Person arising out of the breach or cancellation of such Assigned Contract by such other Person or otherwise (any and all of which arrangements shall constitute, as between the parties hereto, a deemed assignment or transfer); and provided, further, that Buyer shall undertake to timely pay and satisfy all corresponding Liabilities under the terms of any such Assigned Contract to the extent that Buyer would have been responsible therefor if such consent or approval had been obtained on or before the Closing Date, and such Liability shall be deemed an Assumed Liability for all purposes of this Agreement.

2.05           Purchase Price and Related Matters.  In consideration of the sale and transfer of all of Seller’s rights, title and interests in the Acquired Assets, Buyer shall assume the Assumed Liabilities and shall pay to Seller an aggregate purchase price equal to the Closing Cash Payment, the Closing Stock Payment and the Escrow Payment (collectively, the “Purchase Price”), as follows:

(a)           The “Closing Cash Payment” shall be a cash payment in the amount of $7,125,000, subject to adjustment pursuant to Section 2.06 below.  Buyer shall pay the Closing Cash Payment to Seller at Closing by wire transfer of immediately available funds in accordance with the wiring instructions provided to Buyer by Seller on or prior to the Closing Date;

(b)           The “Closing Stock Payment” shall consist of one or more certificates in the name of Seller evidencing an aggregate number of shares of Buyer Common Stock equal to $5,205,294 divided by the Buyer Stock Per Share Price; and

(c)           The “Escrow Payment” shall consist of one or more certificates in the name of Seller evidencing an aggregate number of shares of Buyer Common Stock equal to $1,919,706 divided by the Buyer Stock Per Share Price.  On the Closing Date, Buyer shall deposit the Escrow Payment into escrow for and on behalf of Seller (which will be pro rata among the Indemnifying Sellers).  The Escrow Payment shall be held in escrow for a period of one year from the Closing Date, subject to the provisions of ARTICLE IX hereof, pursuant to the terms and subject to the conditions set forth in the Escrow Agreement.

2.06           Adjustment of Closing Cash Payment.

(a)           Prior to the Closing Date, Seller has prepared and delivered to Buyer (i) an estimated balance sheet of the Seller as of the Closing Date, together with supporting or back-up schedules and documentation reasonably requested by Buyer (the “Estimated Closing Date Balance Sheet”) and (ii) a calculation and statement of its estimated Net Working Capital as of the Closing Date calculated from the Estimated Closing Balance Sheet (the “Estimated Statement”).  Seller prepared the Estimated Closing Date Balance Sheet and Estimated Statement in good faith and all assets, liabilities and other amounts included on the Estimated Closing Date Balance Sheet and Estimated Statement were determined in accordance with GAAP consistently applied by Seller, subject to Buyer’s good faith review and reasonable satisfaction.  If the Net Working Capital set forth on the Estimated Statement (the “Estimated Net Working Capital”) is less than the Net Working Capital Threshold Amount, then the Closing

Cash Payment will be reduced by the amount of such deficiency.  If the Estimated Net Working Capital is more than the Net Working Capital Threshold Amount, then the Closing Cash Payment will be increased by the amount of such excess, provided that such amount (the “Holdback Amount”) shall be held back by Buyer until such time as the Net Working Capital is finally determined based upon the Closing Date Statement pursuant to Section 2.06 below.

(b)           As soon as practicable, but in no event later than 90 days following the Closing Date, Buyer will prepare and deliver to Seller a calculation and statement of the Net Working Capital as of the Closing Date (the “Closing Date Statement”).  Buyer will prepare the Closing Date Statement in good faith and all assets, liabilities and other amounts included on the Closing Date Statement shall be determined in accordance with GAAP consistently applied, subject to Seller’s good faith review and reasonable satisfaction.  To the extent the Closing Date Statement varies from the Estimated Statement, Buyer will furnish Seller with the Closing Date Statement such supporting or back-up schedules and documentation as may be reasonably necessary to confirm such variances.  Seller agrees to cooperate with Buyer in the preparation of the Closing Date Statement, including providing Buyer with supporting or back-up schedules and documentation reasonably requested by Buyer.  After delivery of the Closing Date Statement, Seller and its accountants shall be granted reasonable access by Buyer to the books, records and personnel of Buyer and the Business responsible for the preparation of the Closing Date Statement for purposes of verifying the accuracy of the calculation and statement of Net Working Capital in the Closing Date Statement.  Seller may submit to Buyer, not later than 30 days from the receipt of the Closing Date Statement from Buyer, a list of any components of the Closing Date Statement with which Seller disagrees, if any (a “Closing DateDispute Notice”), in which case the disagreement shall be resolved pursuant to the procedures set forth in Section 2.07.  If Seller does not issue a Closing Date Dispute Notice prior to such date, the Closing Date Statement, as supplied to Seller, shall be deemed to have been accepted and agreed to by Seller, and shall be final and binding on the parties to this Agreement.

(c)           If the Net Working Capital, as finally determined based upon the Closing Date Statement or pursuant to the procedures set forth in Section 2.07, as applicable, is less than the Estimated Net Working Capital, then the amount of such deficiency shall be released promptly from the Holdback Amount, if any, and paid to Buyer.  If the amount of such deficiency owed to Buyer is less than the Holdback Amount, the remaining balance of the Holdback Amount shall be distributed to Seller.  In the event that the Holdback Amount is insufficient to satisfy the amount of such deficiency, Seller shall immediately tender to Buyer, in cash, an amount equal to such deficiency or Buyer may elect, in its sole discretion, to claim any remaining deficiency as Damages pursuant to Section 9.01.  If Buyer so elects, Seller and Buyer covenant and agree to jointly instruct the Escrow Agent in writing as soon as reasonably practicable after the final determination of the Net Working Capital to make any disbursement required by this Section 2.06(c).

(d)           If the Net Working Capital, as finally determined based upon the Closing Date Statement or pursuant to the procedures set forth in Section 2.07, as applicable, is greater than the Estimated Net Working Capital, then Buyer shall release the Holdback Amount of the Closing Payment, if any, and the Closing Payment will be further increased by the amount of such excess and Buyer shall promptly pay such excess to Seller by wire transfer of immediately available funds in accordance with wire transfer instructions provided to Buyer by Seller.

2.07           Dispute Resolution.  In the event a Closing Date Dispute Notice is timely delivered to Buyer by Seller, Buyer and Seller shall thereafter for a period of up to 30 days negotiate in good faith to resolve any items of dispute.  Any items of dispute which are not so resolved shall be submitted to a mutually agreeable accounting firm with whom Buyer and Seller have no relationship, who shall serve as an arbitrator hereunder (the “Arbitrating Accountant”).  In connection with the resolution of any dispute, the Arbitrating Accountant shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator.  The Arbitrating Accountant so selected shall render a written decision as promptly as practicable, but in no event later than 30 days after submission of the matter to the Arbitrating Accountant.  The decision of the Arbitrating Accountant shall be final and binding upon the parties, and judgment may be entered on such decision in a court of competent jurisdiction.  To the extent not otherwise provided herein, the commercial arbitration rules of the American Arbitration Association as in effect at the time of any arbitration shall govern such arbitration in all respects.  Each party shall bear its fees and expenses with respect to any proceeding under this paragraph, and the fees and expenses of the Arbitrating Accountant in connection with the resolution of disputes pursuant to this Section 2.07 shall be paid by the non-prevailing party, who shall be determined by the Arbitrating Accountant.

2.08           Purchase Price Allocation.  Buyer and Seller agree to use their Commercially Reasonable Efforts to agree upon an allocation of the Purchase Price (and all other capitalizable costs) and the Assumed Liabilities among the Acquired Assets and the agreements set forth in ARTICLE VI in accordance with Section 1060 of the Code and the regulations thereunder (the “Allocation”) within 30 days after the final determination of the Closing Date Statement.  In the event of any dispute regarding the Allocation which is not resolved by good faith negotiations, such dispute shall be resolved by the Arbitrating Accountant pursuant to the procedures set forth in Section 2.07; provided that the fees and expenses of any such Arbitrating Accountant incurred pursuant to this Section 2.08 shall be paid 50% by Seller and 50% by Buyer.  The Allocation shall control for all purposes (including financial accounting and tax purposes), and neither Buyer nor Seller shall take any position for purposes of any federal, state or local income tax with respect to the allocation of the Purchase Price which is inconsistent with the Allocation, except in connection with the settlement of any tax audit.  Any adjustment to the Purchase Price shall be allocated as provided in Treasury Regulation section 1.1060-1, and, in the event of such adjustment, Buyer and Seller agree to revise and amend the Allocation and Form 8594 within 30 days of such adjustment.

2.09           The Closing.

(a)           Time and Location.  The closing of the Acquisition (the “Closing”) shall take place at the offices of Vinson & Elkins LLP, The Terrace 7, 2801 Via Fortuna, Suite 100, Austin, Texas 78746, at 10:00 a.m. on the date hereof (the “Closing Date”).

(b)           Closing Deliveries of Buyer.  At the Closing, Buyer shall deliver or cause to be delivered the Escrow Payment to the Escrow Agent and shall deliver to Seller (or to the Principals under clause (v)) all of the following:

(i)           the Closing Cash Payment (less any Holdback Amount);

(ii)          the Closing Stock Payment;

(iii)         the Bill of Sale, executed by Buyer;

(iv)         the Escrow Agreement, executed by Buyer;

(v)          the Stock Restriction and Non-Compete Agreements for each Principal and Key Continuing Employee, and the Stock Restriction Agreement for Jill Colbeck, each executed by Buyer;

(vi)         the Confidentiality and Intellectual Property Assignment Agreements for each Key Continuing Employee executed by Buyer;

(vii)        an opinion of Vinson & Elkins L.L.P., counsel for Buyer, in substantially the form attached as Exhibit K; and

(viii)       without limitation by specific enumeration of the foregoing, all other agreements, documents, instruments, certificates, or other items required to be delivered by Buyer under this Agreement.

(c)           Closing Deliveries of Seller.  At the Closing, Seller shall deliver to Buyer all of the following:

(i)           all tangible Personal Property and all Business Records (to the extent in Seller’s possession or control) included in the Acquired Assets, and delivery of Personal Property shall be deemed completed at Seller’s location(s);

(ii)          the Bill of Sale, executed by Seller;

(iii)         the Escrow Agreement, executed by Seller;

(iv)         the Non-Competition Agreement, executed by Avow Systems;

(v)          the Stock Restriction and Non-Compete Agreements, executed by each of the Principals and the Key Continuing Employees, and the Stock Restriction Agreement, executed by Jill Colbeck;

(vi)         The Confidentiality and Intellectual Property Assignment Agreements, executed by each Key Continuing Employee;

(vii)        an opinion of Davis Graham & Stubbs LLP, counsel for Seller, in substantially the form attached as Exhibit J;

(viii)       lien releases, pay-off letters and UCC-3 termination statements as may be necessary to evidence the release and termination of all material Encumbrances (other than Permitted Encumbrances) on the Acquired Assets and on Seller’s rights, title and interests in the Acquired Assets that are not owned by Seller;

(ix)          estoppel letters from each of St. Charles Capital, LLC and Davis Graham & Stubbs LLP certifying its respective fees and expenses with respect to the transactions contemplated by this Agreement and certifying that no further fees and expenses shall be incurred with respect hereto;

(x)           a certificate of non-foreign status of Seller meeting the requirements of Treasury Regulation 1.1445-2(b)(2); and

(xi)          without limitation by specific enumeration of the foregoing, all other agreements, documents, instruments, certificates, or other items required to be delivered by Seller, the Principals, the Key Continuing Employees and Jill Colbeck under this Agreement.

2.10           Further Assurances.  At any time and from time to time after the Closing Date, as and when reasonably requested by Buyer, (a) Seller shall use Commercially Reasonable Efforts to promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are reasonably necessary to fully vest in Buyer title to all of Seller’s rights, title and interests in the Acquired Assets, and (b) subject to confidentiality obligations and other restrictions under applicable laws, Seller shall provide Buyer with copies of any Business Records (to the extent in Seller’s possession or control) related to Seller’s operation of the Business prior to the Closing that are not otherwise included in the Acquired Assets.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER AND PRINCIPALS

Seller and Principals represent and warrant to Buyer that the statements contained below are true and correct, except as set forth in the disclosure schedule or any supplemental disclosure letter (the “Seller Disclosure Schedule”) delivered by Seller and Principals to Buyer, on the date hereof and as of the Closing Date.  The disclosures in any section or subsection of the Seller Disclosure Schedule shall qualify other sections and subsections in this Article III where it should be reasonably apparent that such disclosure relates to other such sections and subsections.  When used herein, the phrase “to the knowledge of Seller” means the actual knowledge of the Principals after having conducted a commercially reasonable inquiry.

3.01           Organization; Qualification and Ownership. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado; has the requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted; and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the Business or the character or location of the properties and assets owned by it and used in the Business makes such qualification necessary, which jurisdictions are listed on Schedule 3.01, and such jurisdictions are the only jurisdictions in which the nature of its Business or the ownership or leasing of the assets makes qualification necessary, except where failure to be so qualified would not reasonably be expected to have a Seller Material Adverse Effect.  Seller has delivered to Buyer true and complete copies of the articles of organization and limited liability company operating agreement of Seller, in each case as amended to date and currently in effect

(such instruments and documents, the “Charter Documents”).  Tier1 Innovation Holdings, Inc. (“Sole Member”) is the sole member of Seller and the Principals are the sole shareholders of the Sole Member.  No other Person owns any beneficial interest, directly or indirectly in Seller or in the Sole Member.

3.02           Authority; Due Execution.

(a)           Seller and Principals have all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which they are a party and to perform their obligations under and to consummate the transactions contemplated in this Agreement and the Ancillary Agreements to which they are a party.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which they are a party by Seller and Principals, and the consummation by Seller and Principals of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Seller and Principals and no other proceedings on the part of Seller or either Principal are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which they are a party by Seller or either Principal or to consummate the transactions contemplated hereby or thereby.

(b)           This Agreement has been, and as of the Closing Date each Ancillary Agreement to which they are a party will be, duly and validly executed and delivered by Seller and Principals and, assuming due execution and delivery by and the validity and binding effect thereof on Buyer and any other party hereto and thereto (other than Seller and Principals), this Agreement constitutes, and on the Closing Date each of the Ancillary Agreements to which they are a party will constitute, the valid and binding obligations of Seller and Principals, enforceable against Seller and Principals in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including all laws relating to fraudulent transfers), moratorium or similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.03           Non-Contravention; Consents.

(a)           The execution and delivery of this Agreement and the Ancillary Agreements to which they are a party by Seller and Principals does not, and the performance of this Agreement and the Ancillary Agreements by Seller and Principals will not (i) conflict with or violate the Charter Documents, (ii) conflict with or violate any Applicable Laws, or (iii) result in any breach or violation of or constitute a default (or any event, which, with notice or lapse of time, or both would constitute a default) under, alter the right or obligations of any third party under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any Acquired Asset pursuant to any Assigned Contract, except as set forth in Section 3.03(b).

(b)           Except for such filings under applicable securities laws as may be necessary in connection with the offer and sale of the Buyer Stock, and except as set forth on Schedule 3.03(b), no Consent is required to be obtained in connection with the execution, delivery or performance by Seller and Principals of this Agreement or any Ancillary Agreement by Seller or either Principal or the consummation of the transactions contemplated hereby and thereby.

3.04           Contracts.

(a)           Schedule 3.04(a) sets forth a list of all Assigned Contracts including the name of the parties thereto, the date of each such Assigned Contract and each amendment thereto.  Except as set forth on Schedule 3.04(a) hereto, (i) each Assigned Contract is legal, valid and binding upon Seller and, to the knowledge of Seller, on the other parties thereto and in full force and effect, (ii) Seller has performed all material obligations required to be performed by it to date and is entitled to all material benefits under each such Assigned Contract, (iii) to the knowledge of Seller, no party is in breach or default under any Assigned Contract, (iv) to the knowledge of Seller, no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material breach or default under any Assigned Contract, (v) Seller has not received written notice that any party to an Assigned Contract intends to terminate such contract, and (vi) the consummation of the transactions contemplated by this Agreement will not give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Assigned Contract.  Seller has provided Buyer with true and complete copies of all Assigned Contracts including all amendments, terminations and modifications thereof.

(b)           Except as set forth on Schedule 3.04(b), each Assigned Contract is assignable to Buyer without consent or approval of any party thereto, and the assignment thereof to Buyer will not result in any penalty or other adverse consequence.

3.05           Title to Acquired Assets.  Seller has valid and marketable title to all of the Acquired Assets (other than any licensed or leased Acquired Assets, as to which Seller has valid licenses or leasehold interests) and owns all of such Acquired Assets (including such licenses or leasehold interests) free and clear of any Encumbrances, except Encumbrances set forth on Schedule 3.05.  Subject to receipt of any required Consents, the execution and delivery of this Agreement and the Ancillary Agreements by Seller at the Closing will convey to and vest in Buyer good title to the Acquired Assets (or valid licenses or leasehold interests in the case of the licensed or leased Acquired Assets) free and clear of any Encumbrances. There is no contract, agreement or other arrangement granting any Person any preferential right to purchase any of the Acquired Assets.

3.06           Sufficiency of Acquired Assets.  The Acquired Assets constitute all of the assets necessary for the conduct of the Business, except for the Excluded Assets, as conducted through Closing.  The Business is conducted through the Seller only and not through any of its subsidiaries.  Schedule 3.06 lists all material items of equipment owned or leased in the conduct of the Business.  Such equipment is adequate for the conduct of the Business as currently conducted and in good operating condition, regularly and property maintained, subject to normal wear and tear.  Seller has sole and exclusive ownership, free and clear of any Encumbrances, or the valid right to use, unrestricted by contract, all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to current and former customers of the Business.  No Person other than Seller possesses any licenses, claims or rights with respect to the use of any such customer information owned by Seller.

3.07           Financial Statements.

(a)           Attached as Schedule 3.07(a) are true and complete copies of (i) Seller’s audited financial statements (consisting of a balance sheet, statement of operations and statement of cash flows) as of and for the years ended December 31, 2006 and December 31, 2005, and (ii) Seller’s unaudited financial statements (consisting of a balance sheet and statement of operations) as of and for each of the three-month periods ended March 31, 2006, June 30, 2006, September 30, 2006, December 31, 2006, and March 31, 2007 and for the two-month period ended May 31, 2007 (collectively, the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP (except that the interim Financial Statements do not contain all notes required by GAAP and are subject to normal year end adjustments which will not be material in amount in the aggregate) consistently applied and in accordance with historic past practices throughout the periods involved and fairly present in all material respects the financial position, results of operations and cash flows of the Seller as of the dates, and for the periods, indicated therein.

(b)           Except as set forth in the Financial Statements, Seller has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the date of the most recent Financial Statements and (ii) liabilities under Contracts incurred in the ordinary course of business and not required under GAAP to be reflected in the Financial Statements, which in both cases, are not material to the financial condition or operating results of the Seller, except as set forth on Schedule 3.07(b).  Except as set forth in the Financial Statements, none of the Acquired Assets secures the guaranty or indemnification of any indebtedness of any other Person.  For all periods covered by the Financial Statements, Seller has maintained a standard system of accounting established and administered in accordance with GAAP.

3.08           Absence of Certain Changes or Events.  Since May 31, 2007, Seller has conducted the Business in the ordinary course of business and, without limiting the generality of the foregoing, there has not been any Seller Material Adverse Effect since such date, and, to Seller’s knowledge, no fact or condition specific to Seller exists since such date which would reasonably be expected to have a Seller Material Adverse Effect.  Additionally, since May 31, 2007, to Seller’s knowledge, there has not occurred, and Seller has not incurred or suffered, any event, circumstances or fact that materially impairs the Acquired Assets.

3.09           Accounts Receivable.  Schedule 3.09 sets forth all outstanding Accounts Receivable as of the date of this Agreement, with a range of days elapsed since the invoice date for each such Account Receivable, and the aggregate amount of reserves or allowances for doubtful accounts in the aggregate.  All such Accounts Receivable are bona fide, arose in the ordinary course of business and are collectible in the book amounts thereof, less the allowance for doubtful accounts and returns which are adequate.  All such Accounts Receivable and have been prepared in accordance with GAAP and consistent with the past practices of Seller as reflected in the Financial Statements.  Except as set forth on Schedule 3.09, none of such Accounts Receivable is subject to any material claim of offset or recoupment or counterclaim, subject to allowances and accruals for bad debt as reflected in the Financial Statements, and Seller has no knowledge of any specific facts that would reasonably be expected to give rise to any such claim.  Except as set forth on Schedule 3.09, no material amount of such Accounts

Receivable is contingent upon the performance by Seller of any obligation which will not have been performed by Seller prior to the Closing Date.  No written request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

3.10           Restrictions on Business Activities.  Except as set forth on Schedule 3.10, there is no agreement (other than this Agreement), judgment, injunction, order or decree binding upon Seller which could reasonably be expected to have the effect of prohibiting or impairing any business practice of Seller, any acquisition of property by Seller or the conduct of Business by Seller as currently conducted or proposed to be conducted by Seller, whether before or after the Closing.

3.11           Legal Proceedings.  Except as set forth on Schedule 3.11, there is no claim, action, suit or proceeding, or governmental inquiry or investigation, pending, or to the knowledge of Seller, threatened against Seller, the Business or any Principal, nor to the knowledge of Seller is there any basis for any such claim, action, suit, proceeding, inquiry or investigation.  There is no judgment, decree or order against the Seller or the Acquired Assets which restricts Seller’s ability to conduct the Business in any area where it is currently conducting the Business.

3.12           Taxes and Tax Returns.

(a)           Except to the extent that a failure to file a Tax Return, pay, collect or withhold Taxes, or any inaccuracy in a Tax Return would not result in Buyer being liable for such Taxes and would not give rise to an Encumbrance on the Acquired Assets, (i) Seller has timely filed all Tax Returns that are or will be required to be filed before the Closing Date, (ii) the information provided on such Tax Returns is or will be complete and accurate in all material respects, (iii) all Taxes for which Seller is liable or which otherwise relate to the assets or the Business have been or will be paid in full, and (iv) all Taxes that are required by law to be withheld or collected by Seller with respect to the Business have been duly withheld or collected and, to the extent required, have been paid over to the proper governmental authority or are held in separate bank accounts for such purpose.

(b)           No claim, assessment, deficiency, audit, investigation, or administrative proceeding with respect to Taxes or any Tax Return of Seller or otherwise relating to the Assets, the Business is pending or, to the knowledge of Seller, has been threatened, which would reasonably be expected to result in Buyer being liable for such Taxes or would give rise to an Encumbrance on the Acquired Assets.

(c)           There are no legal, administrative, or judicial proceedings pursuant to which Seller is or could be made liable for any Taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the Acquired Assets.

(d)           None of the Acquired Assets directly or indirectly secures any debt the interest on which is exempt from tax under § 103(a) of the Code, and none of the Assets is “tax-exempt use property” within the meaning of § 168(h) of the Code.

3.13           Employee Benefit Plans.

(a)           Schedule 3.13(a) contains a true and complete list of each Current Employee Benefit Plan.

(b)           With respect to each Current Employee Benefit Plan (and each related trust, insurance contract or fund), no event has occurred and there exists no condition or set of circumstances, in connection with which Seller or any ERISA Affiliate would be subject to any liability under ERISA, the Code or any other Applicable Law.

(c)           All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been paid to each Current Employee Benefit Plan (or related trust or held in the general assets of Seller or one or more ERISA Affiliates or accrued, as appropriate), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each Current Employee Benefit Plan or accrued in accordance with the past custom and practice of the Seller and the ERISA Affiliates.  All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Current Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(d)           With respect to each Current Employee Benefit Plan, subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA:

(i)           Seller or an ERISA Affiliate has paid all premiums (and interest charges and penalties for late payment, as applicable) due and owing the PBGC with respect to such Current Employee Benefit Plan and each plan year thereof for which such premiums are required;

(ii)          There has been no “reportable event” (as defined in Section 4043(b) of ERISA and the regulations of the PBGC thereunder) for which the 30-day notice is not waived;

(iii)         The termination of, or withdrawal from, any Current Employee Benefit Plan on or prior to the Closing Date has not and will not subject Seller or any ERISA Affiliate to any liability to the PBGC or any other Person;

(iv)         No filing has been made by Seller or any ERISA Affiliate with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any Current Employee Benefit Plan;

(v)          No amendment has occurred that has required Seller or any ERISA Affiliate to provide security to any Current Employee Benefit Plan under Section 401(a)(29) of the Code;

(vi)         All installment contributions required pursuant to Section 412(m) of the Code have been paid by Seller or one or more ERISA Affiliates before the due date for such contribution as set forth in Section 412(m) of the Code for each Current Employee Benefit Plan;

(vii)        No partial termination has occurred prior to the Closing Date or is reasonably expected to occur thereafter; and

(viii)       The assets of such Current Employee Benefit Plan equal or exceed the actuarial present value of the benefit liabilities, within the meaning of Section 4041 of ERISA, under the plan, based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC.

(e)           Neither Seller nor any ERISA Affiliate maintains or contributes to, nor has the Company or any ERISA Affiliate ever maintained or contributed to, any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code) that cannot be unilaterally terminated by Seller or an ERISA Affiliate.

(f)           There are no unresolved claims or disputes under the terms of, or in connection with, any Current Employee Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any such claim or dispute

3.14           Employment Matters.

(a)           To the actual knowledge of Seller without inquiry, no employee or independent contractor has any plan or intention to terminate their employment.  Schedule 3.14(a) contains a true and complete list of all persons employed by Seller, including the respective dates of hire of each, a description of material compensation arrangements (other than employee benefit plans set forth in Schedule 3.13(a)), a list of other terms of any and all material agreements affecting such persons, and whether such person is classified as exempt or non-exempt, whether each such person is actively at work or on inactive or leave status, the reason for such inactive or leave status, the date the inactive or leave status started, and the anticipated date of such person’s return to work from such inactive or leave status.

(b)           To the actual knowledge of Seller after inquiry of the Indemnifying Sellers, none of the employees of the Business are party to or are bound by any agreement or commitment, or subject to any restriction, including agreements related to previous employment, containing confidentiality, non-compete or similar restrictive covenants, which now or in the future may adversely affect the Business or the performance by any of the Continuing Employees of their duties for Buyer.

(c)           None of the employees of the Business is represented by a labor union, and Seller is not subject to any collective bargaining or similar agreement with respect to any of its employees.  There is no labor dispute, strike, work stoppage or other labor trouble (including any organizational drive) against Seller pending or, to the knowledge of Seller, threatened.

(d)           None of Seller, nor to the knowledge of Seller, any employee or representative of the Business, has committed or engaged in any unfair labor practice in connection with the conduct of the Business, and there is no action, suit, claim, charge or complaint against Seller pending or, to the knowledge of Seller, threatened relating to any labor, safety or discrimination matters involving any employee of the Business, including charges of unfair labor practices or discrimination complaints and no event or condition exists which is reasonable likely to result in any such matters, charges or complaints.

3.15           Compliance; Permits.

(a)           The Seller is not in conflict with, or in default or in violation of, any Applicable Laws, which would reasonably be expected to have a Seller Material Adverse Effect.  No investigation or review by any Governmental Entity is pending, or to the knowledge of Seller, has been threatened, against Seller with respect to the Business or any of the Acquired Assets.  There is no agreement, commitment, judgment, injunction, order or decree by or with any Governmental Entity binding upon Seller or the Acquired Assets.

(b)           Seller holds, to the extent required by Applicable Law, all material Permits for the operation of the Business as presently conducted.  Schedule 3.15(b) is a complete list of all such Permits.  No suspension or cancellation of any such Permit is pending or, to the knowledge of Seller, threatened, and Seller is in compliance in all material respects with the terms of such Permits.

3.16           Warranty Claims.  Schedule 3.16 sets forth (a) a description of the express or implied warranties, written or oral, if any, with respect to the products or services of the Business, (b) a description of each outstanding warranty claim that has been made (and not satisfied) by any of Seller’s customers with respect to products or services provided to such customer by Seller within the Business prior to the date of this Agreement, and (c) the status of any work performed by Seller to satisfy any such claims.  Seller has no knowledge of any specific facts that would reasonably be expected to give rise to any Seller Warranty Liabilities in the future.

3.17           Customers and Vendors.

(a)           Schedule 3.17(a) lists the Seller’s customers for fiscal year 2006 and for fiscal year 2007 through May 31, 2007 and sets forth opposite the name of each such customer the dollar amount of sales attributable to such customer for such periods.  Seller has a fully executed contract or other evidence of agreement to material terms with each such customer.  Except as set forth in Schedule 3.17(a), Seller is not engaged in any material dispute with any current customer, to the knowledge of Seller, no event or condition exists which would reasonably be likely to result in such a dispute, and no such customer has notified Seller within the past twelve (12) months that it intends to terminate or reduce its business relations with the Seller; provided, however, that Seller makes no representation or warranty, express or implied, that any such customer will remain as a customer of Buyer after the Closing Date or will not terminate or reduce its business relations with Buyer after Closing.

(b)           Schedule 3.17(b) lists the Seller’s material vendors for fiscal year 2006 and for fiscal year 2007 through May 31, 2007.  Seller is not engaged in any material dispute with any current vendor, to the knowledge of Seller, no event or condition exists which would reasonably be likely to result in such a dispute, and no such vendor has notified Seller in the past twelve (12) months that it intends to terminate or reduce its business relations with the Seller;

provided, however, that Seller makes no representation or warranty, express or implied, that any such vendor will remain as a vendor of Buyer after the Closing Date or will not terminate or reduce its business relations with Buyer after Closing.

(c)           Schedule 3.17(c) lists all Backlog of the Business as of the date of the Agreement, on a customer-by-customer basis; provided, however, that Seller makes no representation or warranty, express or implied, that any such Backlog will result in revenue after the Closing Date.

3.18           Properties.  Seller does not own any real property.  Schedule 3.18 sets forth a list of all real property currently leased by Seller or otherwise used or occupied by Seller (the “Leased Real Property”), the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental payable under any such lease.  Seller has delivered to Buyer true and complete copies of all leases, lease guaranties, subleases or other agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to, the Leased Real Property, including all amendments, terminations and modifications thereof.  To the knowledge of Seller, the Leased Real Property is in good operating condition and repair and is structurally sufficient and otherwise suitable for the conduct of the Business as presently conducted.

3.19           Insurance.  Seller has made available to Buyer true and complete copies of all policies of insurance of Seller currently in effect related to the Acquired Assets and the Business, a list of which is attached as Schedule 3.19. All of the policies relating to insurance maintained by Seller with the respect to the Acquired Assets and the conduct of the Business (or any comparable policies entered into as a replacement thereof) are in full force and effect and Seller has not received any notice of cancellation with respect thereto. Seller does not have any liability for unpaid premium or premium adjustments for such policies of insurance not properly reflected in the Financial Statements.  All claims under any such policy or bond have been duly and timely filed.

3.20           Intellectual Property.

(a)           Seller owns, is licensed or otherwise possesses legally transferable and enforceable rights to use all Intellectual Property which is used in, the Business as presently conducted, and, except as set forth on Schedule 3.20(a), such rights will not be adversely affected by the consummation of the transactions contemplated by this Agreement or any other Ancillary Agreement to which Seller is a party.  Except as set forth on Schedule 3.20(c), Seller has not licensed any of its Intellectual Property, including in source code form, to any party or entered into any exclusive or non-exclusive licenses or agreements relating to any of its Intellectual Property with any party.

(b)           Schedule 3.20(b) sets forth a true, correct and complete list of (i) all computer programs (source code or object code) owned by Seller (collectively, the “Owned Software”), and (ii) all computer programs (source code or object code) licensed to Seller by any third party (other than any off-the-shelf computer program that is so licensed under a shrink wrap license) that is material to the Business (collectively, the “Licensed Software” and, together with the Owned Software, the “Software”).  Seller has good, marketable and exclusive title to, and the valid and enforceable power and unqualified right to sell, license, lease, transfer, use or otherwise exploit, all versions and releases of the Owned Software and all copyrights thereof, free and clear of all Encumbrances.  Seller is in actual possession of the object code and user manuals (if any) for each computer program included in the Licensed Software.  Except as set forth on Schedule 3.20(c), no person other than Seller has any right or interest of any kind or nature in or with respect to the Owned Software or any portion thereof or any rights to sell, license, lease, transfer, use or otherwise exploit the Owned Software or any portion thereof.

(c)           Schedule 3.20(c) sets forth a true and complete list of (i) all patents and patent applications, all registered and unregistered trademarks, tradenames, service marks and copyrights and all maskworks included in the Intellectual Property of Seller, showing the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance or registration has been filed, and (ii) all licenses, sublicenses and other agreements to which Seller is a party and pursuant to which any person is authorized to use any Intellectual Property of Seller.   Seller has entered into legally enforceable licenses, sublicenses or other agreements authorizing the use by Seller of Third Party Intellectual Property Rights that are incorporated in, are or form a part of any product or service offering of Seller, including products or service offerings that are currently under development, each of which is listed on Schedule 3.20(c).

(d)           To the actual knowledge of Seller after inquiry of the Indemnifying Sellers, there is no, and there never has been any, unauthorized use, disclosure, infringement or misappropriation, or any allegation made thereof, of any Intellectual Property rights of Seller or the Business by any third party, including any employee or former employee of the Business.  To the actual knowledge of Seller after inquiry of the Indemnifying Sellers, there is no, and there never has been any, unauthorized use, disclosure, infringement or misappropriation of any Third Party Intellectual Property Rights by Seller, by any employee of the Business or, to the knowledge of Seller, by any former employee of the Business while employed by the Seller.  Except as set forth on Schedule 3.20(c), Seller has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property or Third Party Intellectual Property Rights.

(e)           [Intentionally omitted.]

(f)           All patents, registered trademarks, service marks and copyrights owned by Seller are valid and subsisting.

(g)           Seller has secured valid written assignments from all employees and independent contractors who contributed to the creation or development of the Intellectual Property Rights of the rights to such contributions that are not already owned by Seller by operation of law.

(h)           Seller has taken all commercially reasonable steps to protect and preserve the confidentiality of all Intellectual Property of the Business not otherwise protected by patents, patent applications or copyright (collectively, “Confidential Information”).  To the actual knowledge of Seller after inquiry of the Indemnifying Sellers, all use, disclosure or appropriation of Confidential Information owned by Seller by or to a third party has been pursuant to the terms of a written agreement between Seller and such third party.  To the actual knowledge of Seller after inquiry of the Indemnifying Sellers, all use, disclosure, or appropriation of Confidential Information not owned by Seller has been pursuant to the terms of a written agreement between Seller and the owner of such Confidential Information or is otherwise lawful.

3.21           Affiliate Relationships.  No employee, officer, director or Seller Interest Holder, nor any member of his or her immediate family has any direct or indirect ownership interest in (a) any Person with which Seller is affiliated or with which Seller has a business relationship or (b) any Person that competes with Seller (other than the ownership of less than 5% of the outstanding class of publicly traded stock in publicly traded companies that may compete with Seller).  Except as set forth on Schedule 3.21  (“Related Party Transactions”), no officer, director or Seller Interest Holder, nor any member of his or her immediate family, is, directly or indirectly, a party to or interested in any Contract with Seller or any of their Affiliates.  The Related Party Transactions were each entered into on an arm’s-length basis on terms no less favorable to Seller than any Contract entered into by Seller with persons other than an officer, director or Seller Interest Holder of Seller, or any member of his or her immediate family.

3.22           Broker’s Fees.  Except for the fees, expenses and costs of St. Charles Capital, LLC (all of which shall have been paid by Seller prior to or simultaneous with Closing, or, to the extent not so paid, shall appear on the Estimated Statement), Seller has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Ancillary Agreement to which Seller is a party or any transaction contemplated hereby or thereby.

3.23           Bank Accounts.  Seller has disclosed to Buyer the identity and location of all bank accounts and lock boxes maintained by Seller with respect to the Business at banks, trust companies, securities firms or other brokers or other financial institutions with respect to which Seller deposits collections from Accounts Receivable.

3.24           Copies of Business Records and Other Materials.  The Business Records delivered to Buyer are complete and accurate in all material respects (to the extent that Seller is currently in possession or control of such Business Records).  Seller has delivered or made available true and complete copies of each document (to the extent in Seller’s control and possession) that has been reasonably requested by Buyer or its counsel in connection with its legal, accounting, financial and general business review of the Business.

3.25           Environmental Matters.

(a)           With respect to any Leased Real Property, Seller is and has at all times been in compliance with all Environmental Laws in all material respects, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been made, given, filed or commenced (or, to the knowledge of Seller, threatened) by any Person against Seller alleging any failure to comply with any Environmental Law or seeking contribution towards, or participation in, any remediation of any contamination of any property or thing with Hazardous Materials.  With respect to any Leased Real Property, Seller has obtained, and is and has at all times been in compliance in all material respects with all of the terms and conditions of, all permits, licenses and other authorizations that are required to conduct the Business under any Environmental Law.

(b)           To the knowledge of Seller, no physical condition exists on or under any Leased Real Property that may have been caused by or impacted by the operations or activities of Seller that could give rise to any investigative, remedial or other obligation under any Environmental Law or that could result in any kind of liability to any third party claiming damage to person or property as a result of such physical condition.

(c)           All properties and equipment used by Seller in the Business are and have been free of Hazardous Materials, except for batteries, computers, building and office fixtures, equipment and supplies, cleaning supplies and other items normally found in an office.

(d)           To the extent they relate to any Leased Real Property, Seller has provided to the Buyer true and complete copies of all internal and external environmental audits and studies in its possession or control relating to Seller and all correspondence on substantial environmental matters relating to Seller.

3.26           Disclosure.

(a)           Neither this Agreement (including any Exhibit or Schedule hereto) nor any other Ancillary Agreement to which Seller is a party nor any report, certificate or instrument furnished to Buyer in connection with the transactions contemplated in this Agreement or any other Ancillary Agreement to which Seller is a party, when read together, contains any untrue statement of a material fact.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrant to Seller that the statements contained below are true and correct, except as set forth in the disclosure schedule (the “Buyer Disclosure Schedule”) delivered by Buyer to Seller, on the date hereof and as of the Closing Date.  The disclosures in any section or subsection of the Buyer Disclosure Schedule shall qualify other sections and subsections in this Article IV where it should be reasonably apparent such disclosure relates to other such sections and subsections.  When used herein, the phrase “to the knowledge of Buyer” means the actual knowledge of the executive officers of Buyer.

4.01           Corporate Organization and Qualification.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

4.02           Authority; Capitalization. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and any other Ancillary Agreement to which it is a party and to perform and consummate the transactions contemplated hereby or thereby.  The execution and delivery of this Agreement and the other Ancillary Agreements to which Buyer is a party and the consummation by Buyer of the transactions contemplated hereby or thereby have been duly and validly authorized by all requisite corporate action on the part of Buyer.  This Agreement and the other Ancillary Agreements to which Buyer is a party have been, or upon execution and delivery will be, duly executed and delivered and constitute, or upon execution and delivery will constitute, the valid and binding obligations of Buyer enforceable against it in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including all laws relating to fraudulent transfers), moratorium or similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.03           Non-Contravention and Consents.

(a)           The execution and delivery of this Agreement and each other Ancillary Agreement by Buyer does not, and the performance of this Agreement and each other Ancillary Agreement by Buyer will not, (i) conflict with or violate Buyer’s Certificate of Incorporation or Bylaws, in each case as amended to date and currently in effect, or (ii) conflict with or violate any Applicable Laws or (iii) result in any breach or violation of or constitute a default (or any event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Buyer under any material agreement to which Buyer or it Affiliates are a party, except in the case of clause (iii) where such violation, conflict or breach would not reasonably be expected (A) to have a Buyer Material Adverse Effect or (B) otherwise adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)           No Consent under any agreement to which Buyer is a party is required to be obtained in connection with the execution, delivery or performance of this Agreement or any other Ancillary Agreement by Buyer or the consummation of the transactions contemplated hereby or thereby.

(c)           No Consent of any Governmental Entity is required to be obtained or made by Buyer in connection with the execution, delivery and performance of this Agreement or any other Ancillary Agreement by Buyer or the consummation of the transactions contemplated hereby or thereby.

4.04           Litigation.  As of the Closing Date, there is no claim, action, suit, inquiry, judicial or administrative proceeding, grievance, or arbitration pending or, to the knowledge of Buyer, threatened against Buyer relating to the transactions contemplated by this Agreement or any other Ancillary Agreement to which Buyer is a party.

4.05           Buyer Common Stock.  The Closing Stock Payment and the Escrow Payment, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive rights and issued in compliance with all applicable securities laws and all other Applicable Laws.

4.06           Brokers’ and Finders’ Fees.  Except for the fees, expenses and costs of DecisionPoint International, Inc., for which Buyer shall be solely responsible, Buyer has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Ancillary Agreement to which Buyer is a party or any transaction contemplated hereby or thereby.

4.07           Reports.  Buyer has timely made all filings required to be made by it with the United States Securities and Exchange Commission (“SEC”) since January 1, 2004 (such filings, the “Buyer SEC Filings”).  As of their respective dates, the Buyer SEC Filings complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be and did not contain any untrue statement of a material fact.  As of the date of this Agreement, no event or circumstance has occurred or information exists with respect to Buyer or its business, properties, operations or financial conditions, which, under the Securities Act, the Exchange Act or any other applicable rule or regulation, requires public disclosure or announcement by Buyer at or before the date of this Agreement but which has not been so publicly announced or disclosed.

ARTICLE V
[intentionally omitted]

ARTICLE VI
ADDITIONAL AGREEMENTS

6.01           Non-Compete Agreement.

(a)           Seller agrees not to, during the Non-Compete Period, directly or indirectly:  (i) solicit (or assist another in soliciting) any Covered Client or Prospective Client for Competitive Products or Services, or provide (or assist another in providing) Competitive Products or Services to any Covered Client or Prospective Client; (ii) encourage (or assist another in encouraging) any employee, contractor, consultant, supplier, or vendor performing services for Buyer or any subsidiary of Buyer to terminate his or her relationship with Buyer or any subsidiary of Buyer, as applicable, or engage, hire or solicit (or assist another in engaging, hiring or soliciting) for employment or other personal service engagement any employee, any contractor or any consultant performing services for Buyer or any subsidiary of Buyer; or (iii) offer Competitive Products or Services within the Restricted Area (for itself to others or on behalf of any Competing Business); provided, that Seller may own up to 5% of any class of securities of any company that is traded on a national securities exchange.

(b)           During the Non-Compete Period, Seller expressly consents to and authorizes Buyer to disclose both the existence and terms of the applicable provisions of this Agreement to any future user of Seller’s services to the extent Buyer in good faith believes that such services may constitute a breach of this Section 6.01 and to take any steps Buyer deems necessary to enforce this Agreement.

(c)           Seller hereby acknowledges that Buyer and Buyer’s subsidiaries have invested, and will continue to invest, significant time, cost, and effort in developing and maintaining their customer base and in developing and maintaining their prospective customer base.  Seller further acknowledges that Buyer’s and Buyer’s subsidiaries’ relationships with their customers and prospective customers are intended to be continuous and long-term.

6.02           Securities Matters.

(a)           Seller acknowledges and agrees that the issuance of shares of Buyer Common Stock pursuant to this Agreement will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and that the Buyer Common Stock will be issued to Seller in a private placement transaction effected in reliance on an exemption from the registration requirements of the Securities Act and in reliance on exemptions from the qualification requirements of applicable state securities laws.  In connection therewith, Seller hereby represents and warrants as follows:

(i)           Except as contemplated by Section 6.02(b), Seller is acquiring the shares of Buyer Common Stock pursuant to this Agreement for Seller’s own account for investment and not with a view to, or for resale in connection with, the distribution thereof.  Seller has no present intention of distributing any portion of the shares of Buyer Common Stock (or any interest therein) in violation of applicable securities laws.

(ii)          Seller has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of an investment in Buyer Common Stock and protecting its own interests in connection with such investment.  Seller has reviewed Buyer’s most recent Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q and Current Reports on Form 8-K of Buyer filed with the SEC since the date of such Annual Report on Form 10-K.

(iii)         Assuming the truth and accuracy of Buyer’s representations and warranties set forth in Article IV, Seller is sufficiently aware of Buyer’s business affairs and financial condition and has acquired sufficient information about Buyer to reach an informed and knowledgeable investment decision with respect to acquiring Buyer Common Stock pursuant to this Agreement.

(iv)         Seller is not acquiring the Buyer Common Stock as a result of any general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

(v)          With respect to the tax and other economic considerations involved in acquiring the Buyer Common Stock, Seller is not relying on Buyer, and Seller has carefully considered and has, to the extent it believes such discussion necessary, discussed with its professional legal, tax, accounting and financial advisors the implications of acquiring the Buyer Common Stock for its particular tax, financial and accounting situation.

(vi)         Seller acknowledges that the shares of Buyer Common Stock so issued pursuant to this Agreement will be “restricted securities” under Federal and state securities laws and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

(vii)        Seller is familiar with Rule 144 of the Securities Act as presently in effect and each understands the restrictions and resale limitations imposed thereby and by the Securities Act.

(b)           Seller shall transfer shares of Buyer Common Stock to the Principals and to the Persons holding units in the Tier1 Employee Bonus Plan in the amounts set forth opposite their names on Schedule 6.02(b) (such persons listed on Schedule 6.02(b) being referred to herein as the “Seller Interest Holders”), provided that each such Seller Interest Holder shall have executed and delivered to Buyer a Stock Restriction Agreement or a Stock Restriction and Non-Compete Agreement prior to the time they receive Buyer Common Stock.  Except for transfers to Seller Interest Holders, Seller agrees not to make any disposition of all or any portion of the shares of Buyer Common Stock without the consent of Buyer, which transfer shall be (i) pursuant to registration under the Securities Act or pursuant to an available exemption from registration, and (ii) in compliance with any other transfer restrictions required by Buyer.

(c)           The certificates representing the Buyer Common Stock issued to Seller and to the Seller Interest Holders hereunder shall bear, in addition to any other legends required under applicable state securities laws, the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS.  THESE SECURITIES MAY NOT BE SOLD, OFFERED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT (I) PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION AND (II) IN ACCORDANCE WITH THE RESTRICTIONS AND CONDITIONS SET FORTH IN THE ASSET PURCHASE AGREEMENT DATED AS OF JUNE 25, 2007 BY AND AMONG THE PARTIES THERETO.  A COPY OF THE APPLICABLE PROVISIONS OF SUCH AGREEMENT SHALL BE FURNISHED BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER, TO THE EFFECT THAT ANY SALE OR TRANSFER OF THESE SECURITIES WILL BE IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

In order to prevent any transfer from taking place in violation of this Agreement, any Stock Restriction Agreement, any Stock Restriction and Non-Compete Agreement or applicable law, Buyer may cause a stop transfer order to be placed with its transfer agent with respect to the Buyer Common Stock.  Buyer will not be required to transfer on its books any shares of Buyer Common Stock that have been sold or transferred in violation of any provision of this Agreement or applicable law.

(d)           During the two year period following the Closing Date, Buyer shall (i) use its Commercially Reasonable Efforts to make current public information available in accordance with Rule 144(c) under the Securities Act and to maintain the continued listing of its shares of Common Stock for trading on the Nasdaq Global Select Market and (ii) furnish to Seller and each Seller Interest Holder upon written request, a written statement as to its compliance with the requirements of Rule 144(c) and the reporting requirements of the Securities Act and the Exchange Act.

6.03           Registration Rights.

(a)           Buyer shall file, within 75 days after the date Seller transfers the shares of Buyer Common Stock to the Seller Interest Holders (the “Filing Date”), a registration statement (the “Registration Statement”) on Form S-3, or other appropriate registration form, with the SEC under the Securities Act with respect to the offer and sale by the Seller Interest Holders pursuant to Rule 415 promulgated under the Securities Act of 100% of the shares of Buyer Common Stock transferred to the Seller Interest Holders by Seller (the “Registrable Securities”) and will use Commercially Reasonable Efforts to cause (i) the Registration Statement to be declared effective as soon as practicable thereafter, and (ii) the Registrable Securities to be listed on the Nasdaq Global Market.  Notwithstanding the effectiveness of the Registration Statement, the sale of any shares of Buyer Common Stock by a Seller Interest Holder under the Registration Statement shall be subject to any transfer restrictions contained in any Stock Restriction and Non-Compete Agreement between Buyer and such Seller Interest Holder.

(i)           Notwithstanding any provision of this Section 6.03 to the contrary, if Buyer shall furnish to the Seller Interest Holders a certificate signed by the president or chief executive officer of Buyer stating that (x) in the good faith judgment of the board of directors of Buyer it would be seriously detrimental to Buyer and its stockholders (including the Seller Interest Holders) for such Registration Statement to be filed, or (y) audited financial statements of Seller are required to be included in the Registration Statement and are not otherwise available, Buyer shall have the right to defer the filing of the Registration Statement for so long as reasonably necessary, but no later than 90 days from the Filing Date.

(ii)          Buyer shall prepare and file with the SEC such amendments and supplements to such Registration Statement and any prospectus contained therein and any amendment or supplement thereto used in connection with the Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all of the Registrable Securities and shall use its Commercially Reasonable Efforts to keep such Registration Statement continuously effective until the earlier of such time as (i) all registered Registrable Securities have been sold under the Registration Statement or (ii) all Registrable Securities may be immediately sold without registration, and without restriction as to the number of securities to be sold, pursuant to Rule 144 of the Securities Act (such period being called the “Registration Period”).

(iii)         Buyer shall use its Commercially Reasonable Efforts to register and qualify the Registrable Securities for offer and sale under such securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Seller Interest Holders; provided that Buyer shall not be required in connection with such registration and qualification or as a condition to such registration and qualification (i) to qualify to do business or to file a general consent to service of process in any such states or jurisdictions or (ii) to subject itself to taxation in any jurisdiction.

(b)           Buyer shall furnish to the Seller Interest Holders, prior to the filing thereof with the SEC, a copy of any Registration Statement, and each amendment thereof and each amendment or supplement, if any, to the prospectus included therein and provide the Seller Interest Holders an opportunity to make comments thereto.  The Seller Interest Holders, collectively, may retain counsel, at Buyer’s expense in an amount not to exceed $5,000, in connection with these registration rights.

(c)           Buyer shall ensure that:

(i)           any Registration Statement and any amendment thereto and any prospectus contained therein and any amendment or supplement thereto complies in all material respects with the Securities Act;

(ii)          any Registration Statement and any amendment thereto does not when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and

(iii)         any prospectus forming part of any Registration Statement, including any amendment or supplement to such Prospectus, when filed does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)           Buyer shall furnish to the Seller Interest Holders such number of conformed copies of the Registration Statement and of each amendment and supplement thereto (in each case including all exhibits and documents incorporated by reference), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any prospectus supplement) and any other prospectus filed under Rule 424 promulgated under the Securities Act relating to the Registrable Securities included in the Registration Statement.

(e)           Buyer shall promptly notify the Seller Interest Holders:

(i)           when the Registration Statement or any prospectus used in connection therewith, or any amendment or supplement thereto, has been filed and, with respect to such Registration Statement or any post-effective amendment thereto, when the same has become effective;

(ii)          of any request by the SEC for amendments or supplements to the Registration Statement or prospectus included therein or for supplemental information;

(iii)         of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose;

(iv)         of the receipt by Buyer of any notification with respect to the suspension of the qualification of the Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction; and

(v)          of the happening of any event that requires the making of any changes in the Registration Statement or the prospectus.

(f)           Upon receipt of any notice under Section 6.03(e)(v) above, each Seller Interest Holder will forthwith discontinue such Seller Interest Holder’s disposition of Registrable Securities pursuant to the Registration Statement until such Seller Interest Holder receives copies of a supplemented or amended prospectus from Buyer and, if so directed by Buyer, shall deliver to Buyer (at Buyer’s expense) all copies, other than permanent file copies, then in such Seller Interest Holder’s possession of the prospectus relating to such Registration Statement current at the time of receipt of such notice.

(g)           Buyer shall use Commercially Reasonable Efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of the Registrable Securities for sale in any jurisdiction at the earliest possible time.

(h)           Buyer may require any Seller Interest Holder to, and each such Seller Interest Holder, shall, furnish Buyer with such information regarding such Seller Interest Holder and the distribution of the Registrable Securities as Buyer may from time to time reasonably request in writing and to otherwise cooperate in connection with such registration.  At any time during the effectiveness of the Registration Statement, if such Seller Interest Holder becomes aware of any change materially affecting the accuracy of the information contained in such Registration Statement or the prospectus (as then amended or supplemented) relating to such Seller Interest Holder, including but not limited to the sale or disposition of all Registrable Securities owned by each such Seller Interest Holder, he or it will promptly notify Buyer of such change.

(i)           All expenses, including any underwriting discounts, incurred in effecting the registration under the Registration Statement and the offer and sale of the Registrable Securities shall be borne by Buyer; provided however that the Seller Interest Holders and Buyer must consent prior to the engagement of any underwriter in connection with these registration rights.  All selling commissions and stock transfer taxes relating to the Registrable Securities shall be borne by the Seller Interest Holders pro rata on the basis of the number of shares of Registrable Securities registered on their behalf.

(j)           Buyer shall, to the full extent permitted by law, indemnify and hold harmless the Seller Interest Holders against any expenses, claims, losses, damages or liabilities to which the Seller Interest Holders may become subject under the Securities Act or otherwise, insofar as such expenses, claims, losses, damages or liabilities or actions in respect thereof arise out of or are based upon any untrue statement of any material fact contained in the Registration Statement, final prospectus, preliminary prospectus, or prospectus supplement contained therein or filed with the SEC, or any amendment or supplement thereto, any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading; provided, that Buyer shall not be liable in any such case to the extent that any such loss (or actions in respect thereof) arises out of or is based upon an untrue statement or omission made in any such Registration Statement, final prospectus, amendment or supplement in reliance upon and in conformity with information furnished in writing to Buyer by any Seller Interest Holder and stated to be specifically for use therein.

(k)           Each Seller Interest Holder shall, to the full extent permitted by law, indemnify and hold harmless Buyer, its directors, officers, employees, agents and each other person, if any, who controls Buyer within the meaning of the Securities Act, against any expenses, claims, losses, damages or liabilities to which Buyer or any such director, officer, employee, agent or controlling person may become subject under the Securities Act or otherwise, insofar as such expenses, claims, losses, damages or liabilities arise out of or are based upon any untrue statement of any material fact contained in the Registration Statement, final prospectus or prospectus supplement contained therein or filed with the SEC, or any amendment or supplement thereto, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, if such untrue statement or omission was made in reliance upon and in conformity with written information furnished to Buyer by such Seller Interest Holder specifically stating that it is for use in the preparation of such Registration Statement, final prospectus, amendment or supplement; provided, however, that the obligation to provide indemnification pursuant to this Section 6.03(k) shall be several among such indemnifying parties on the basis of the number of shares of Buyer Common Stock of each such indemnifying party included in the Registration Statement, and shall not exceed the value as of the date hereof of the shares of Registrable Securities received by such Seller Interest Holder pursuant to this Agreement. The foregoing indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Buyer or any such director, officer, employee, agent or controlling person and shall survive the transfer of such securities by such Principal.  Each Seller Interest Holder shall also indemnify each other stockholder of Buyer who participates in the offering or sale under the Registration Statement, their officers, directors, employees, agents and each other person, if any, who controls any such participating person within the meaning of the Securities Act to the same extent as provided above with respect to Buyer.

(l)           Promptly after receipt by any party of notice of the commencement of any action or proceeding involving a claim referred to in Section 6.03(j) or Section 6.03(k), such party shall, if a claim in respect thereof is to be made against another party pursuant to such paragraphs, give written notice to the latter of the commencement of such action, provided that any failure of any person to give notice as provided therein shall not relieve any other person of its obligations under Section 6.03(j) or Section 6.03(k), as the case may be, except to the extent that such other person is actually prejudiced by such failure.  In case any such action is brought, the party obligated to indemnify pursuant to Section 6.03(j) or Section 6.03(k), as the case may be, shall be entitled to participate in and, unless, in the reasonable judgment of counsel to any indemnified party, a conflict of interest between such indemnified party and any indemnifying party exists with respect to such claim, to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation; provided that the indemnified party may participate in such defense at the indemnified party’s expense. Without the consent of the indemnified party, no indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to each indemnified party of a release from all liability in respect to such claim or litigation.  No indemnifying party shall be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld.

(m)           If the indemnity and reimbursement obligation provided for in Section 6.03(j) or Section 6.03(k) is unavailable or insufficient to hold harmless a party entitled to indemnification hereunder in respect of any expenses, claims, losses, damages or liabilities (or actions with respect thereto) referred to therein, the party obligated to indemnify hereunder shall contribute to the amount paid or payable by the indemnified party as a result of such expenses, claims, losses, damages or liabilities (or actions) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with statements or omissions which resulted in such expenses, claims, losses, damages or liabilities as well as any other relevant equitable considerations; provided, however, that the obligation to provide contribution pursuant to this Section 6.03(m) shall be several among the contributing Seller Interest Holders on the basis of the number of shares of Buyer Common Stock of each such contributing Seller Interest Holder included in the Registration Statement, and shall not exceed the value as of the date hereof of the Registrable Securities received by such Seller Interest Holder pursuant to this Agreement.  Relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.  The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this paragraph.  No person guilty of fraudulent misrepresentation within the meaning of the Securities Act shall be entitled to contribution from any person not guilty of such fraudulent misrepresentation.

6.04           Hiring of Continuing Employees.  Immediately following the Closing, Buyer will (a) offer employment  to each employee listed on Schedule 6.04(a) (the “Continuing Employees”), and (b) offer to enter into Buyer’s standard Contractor Services Agreements in substantially the form attached hereto as Exhibit H, to each independent contractor listed on Schedule 6.04(b) (the “Continuing Independent Contractors”), and if the condition below it met, Buyer shall hire and retain all such Continuing Employees and Continuing  Independent Contractors who accept the offer.  It shall be a condition to the employment of each Continuing Employee with Buyer that prior to hiring such person execute and deliver to Buyer Buyer’s standard Confidentiality and Intellectual Property Assignment Agreement in the form attached hereto as Exhibit I, and a condition to the employment of each Continuing Independent

Contractor with Buyer that prior to hiring such person execute and deliver to Buyer Buyer’s standard Contractor Services Agreement in the form attached hereto as Exhibit H.

6.05           Employee Benefit Plans.

(a)           Effective as of no later than August 1, 2007, Buyer shall (i) cause each Continuing Employee that accepts employment with Buyer to be covered under each employee benefit plan, program, or arrangement, including, but not limited to, any qualified retirement, medical, dental, vision, life insurance, cafeteria, disability, severance, nonqualified deferred compensation, or paid time-off plan, maintained by Buyer or any of its Affiliates (“Buyer Plan”) for which such Continuing Employee is eligible under the terms and conditions of each such Buyer Plan.  With respect to such Buyer Plans, Buyer shall credit prior service of the Continuing Employees with Seller as reflected on the records of Seller provided to Buyer on or before the Closing Date for purposes of participation and vesting under any such Buyer Plan and for purposes of participation, vesting, and calculation of benefits for periods after the Closing Date with respect to vacation benefits to the extent that such service is recognized under the analogous benefit plans and programs maintained by or on behalf of Buyer (but this credit will not obligate Buyer to continue the employee benefit plans and programs maintained by Buyer or otherwise alter the terms and conditions of the Buyer Plans or Buyer’s vacation benefits or any of them); provided, that such service need not be credited to the extent it will result in duplication of benefits.  Any pre-existing condition restrictions and waiting period limitations that were deemed satisfied with respect to a particular person under any Current Employee Benefit Plan that is a group health plan immediately prior to the Closing Date shall be deemed satisfied by Buyer under their respective group health plans with respect to such person on or after the Closing Date to the extent (and only to the extent) agreed to by the insurer, if any, of the applicable Buyer group health plan.  Buyer shall assume and honor all paid time-off obligations such as vacation, to the extent that such obligations are reflected on the Closing Date Statement.

(b)           Seller will take all actions necessary to cause the Continuing Employees to continue participation in health flexible spending arrangement provided under Seller’s cafeteria plan administered under Section 125 of the Code (“Seller’s Cafeteria Plan”) with respect to claims incurred on or before the last day of the plan year that includes the Closing Date.  Participant health flexible spending arrangement elections made prior to the Closing Date under the Seller’s Cafeteria Plan will continue to be effective on and after the Closing Date for the plan year that includes the Closing Date.  Reimbursements made to participants under Seller’s Cafeteria Plan from the first day of the plan year until the Closing Date will be carried forward.  Beginning on the first pay date on and after the Closing Date and ending on the last pay date on or before the last day of the plan year that includes the Closing Date, Buyer will make deductions from each Continuing Employee paycheck in accordance with that Continuing Employee’s election under the Seller’s Cafeteria Plan.  Such deductions will be transferred to Seller by Buyer as soon as administratively possible after the end of each pay date.  Effective as of the first day after the last day of the plan year that includes the Closing Date, each Continuing Employee will be eligible to make an election under any cafeteria plan sponsored by Buyer, in accordance with its terms, as if he or she had commenced employment as of such date with credit for such Continuing Employee’s prior service for the Seller, in accordance with Section 6.05(a), and his or her service for the Buyer from the Closing Date through the last day of the plan year that includes the Closing Date for the Seller’s Cafeteria Plan.

(c)           The parties hereby agree that (i) Seller or its ERISA Affiliates will retain all Employee Benefit Plans and all associated liabilities and obligations and (ii) Buyer will not assume any Employee Benefit Plan or any obligations or liabilities thereunder, and none shall be considered to be either an “Acquired Asset,” an “Assigned Contract,” or an “Assumed Liability” for purposes of this Agreement, except as specifically set forth on the Estimated Statement, as revised by the Closing Date Statement.  Buyer will use Commercially Reasonable Efforts to cause its retirement plan that is intended to be qualified within the meaning of section 401(a) of the Code (the “Buyer Qualified Plan”) to accept the “eligible rollover distributions” (within the meaning of section 402(c)(4) of the Code) of each Continuing Employee who is eligible to participate in the Buyer Qualified Plan  that is a defined contribution plan qualified within the meaning of section 401(a) of the Code.

6.06           Publicity.  Except as otherwise required by law or the rules of the Nasdaq Global Select Market, from the date of this Agreement until the Closing Date or earlier termination of this Agreement, no party hereto shall issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other parties. Notwithstanding the above, Seller acknowledges that Buyer, as a publicly held company, is subject to certain disclosure requirements under federal securities laws.  Accordingly, Buyer reserves the right to disclose this Agreement and the transactions contemplated hereby, including financial information regarding Seller and the status of negotiations, at any time it decides that such disclosure is appropriate under the federal securities laws or the rules of any stock exchange, provided, however, that Buyer shall provide Seller and its counsel a reasonable time to review and comment upon such disclosure.

6.07           Taxes.

(a)           Seller shall pay the cost of all sales, transfer and use Taxes arising out of the transfer of the Acquired Assets pursuant to this Agreement.  Seller shall pay all costs and expenses (including recording fees and real estate transfer Taxes and real estate transfer stamps) incurred in connection with obtaining or recording title to the Acquired Assets.  The sales, use and transfer Tax returns required by reason of said transfer shall be timely prepared and filed by the party normally obligated by law or regulation to make such filing.  Seller and Buyer agree to reasonably cooperate with each other in connection with the preparation and filing of such returns, in obtaining all available exemptions from such sales, use and transfer Taxes, and in timely providing each other with resale certificates and any other documents necessary to satisfy any such exemptions.

(b)           All ad valorem taxes, real property taxes, personal property taxes and similar obligations (“Property Taxes”) attributable to the Acquired Assets with respect to the tax period in which the Closing Date occurs shall be apportioned as of the Closing Date between Seller and Buyer determined by prorating such Property Taxes on a daily basis over the entire tax period.  Buyer shall pay or cause to be paid, when due, to the Taxing Authorities all Property Taxes relating to the tax period during which the Closing Date occurs.  Buyer shall send to Seller a statement that apportions the Property Taxes as of the Closing Date between Seller and Buyer based upon Property Taxes actually invoiced and paid to the Taxing Authorities by Buyer for the tax year which includes the Closing Date.  This statement shall be accompanied by proof of actual payment of such Property Taxes for such tax year.  Within five days of receipt of such statement and proof of payment, Seller shall reimburse Buyer for its pro-rated portion of such Property Taxes.

6.08           Accounts Receivable.  Following the Closing:

(a)           the right to collect payment on all Accounts Receivable included in the Acquired Assets shall belong to Buyer;

(b)           to the extent that Seller receives any cash payments with respect to any such Accounts Receivable, or any other accounts receivable of Buyer arising from the Business from and after the Closing Date, Seller shall remit such payments to Buyer within three business days after the end of the week in which the cash was collected, together with a detailed summary of all such collections and copies of any invoices or remittance advices submitted by the applicable payor; and

(c)           Buyer (i) shall nor provide discounts, set-offs or inducements to account debtors in exchange for discounting any Accounts Receivable, (ii) shall provide to Seller and the Principals a weekly aging report in respect of any then unpaid Accounts Receivable, and (iii) shall provide to Seller and the Principals any written notice of nonpayment of an Account Receivable received by Buyer in writing from an account debtor.

6.09           Tax Reporting Documentation.  Seller shall, and shall cause each Seller Interest Holder, to provide Buyer and the Escrow Agent with a certified tax identification number by furnishing an appropriate Form W-9 and other forms and documents that Buyer or the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”).  Seller understands that if such Tax Reporting Documentation is not provided, Buyer or the Escrow Agent, as applicable, may be required by the Code, as amended and as it may be amended from time to time, to withhold a portion of any payment of Purchase Price or interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to the terms of the Escrow Agreement.

6.10           Stock Restriction Agreements, Stock Restriction and Non-Compete Agreements and Confidentiality and Intellectual Property Assignment Agreements.  As additional consideration for Buyer, and as a material inducement for Buyer to enter into this Agreement and to consummate the Acquisition (a) each Indemnifying Seller shall enter into a Stock Restriction Agreement or a Stock Restriction and Non-Compete Agreement with Buyer on or before the Closing Date, and (b) each Key Continuing Employee shall enter into a Confidentiality and Intellectual Property Assignment Agreement with Buyer on or before the Closing Date.  Seller shall not transfer any portion of the Purchase Price set forth on Schedule 6.02(b) to (x) any Seller Interest Holder unless such Seller Interest Holder has executed and delivered to Buyer a Stock Restriction Agreement or a Stock Restriction and Non-Compete Agreement, or (y) any Continuing Employee unless such Continuing Employee has executed and delivered to Buyer a Confidentiality and Intellectual Property Assignment Agreement.  The Stock Restriction Agreements, Stock Restriction and Non-Compete Agreements and Confidentiality and Intellectual Property Assignment Agreements shall require each such Seller Interest Holder and Continuing Employee to agree to certain matters, including, but not limited to certain transfer restrictions related to the shares of Buyer Common Stock transferred to them by Seller and to certain noncompetition and nonsolicitation provisions as mutually agreed to between Buyer and such Seller Interest Holder.

6.11           Non-Competition Agreement.  As additional consideration for Buyer, and as a material inducement for Buyer to enter into this Agreement and to consummate the Acquisition, Seller shall cause Avow Systems to enter into the Non-Competition Agreement with Buyer at or prior to the Closing.

ARTICLE VII
[intentionally omitted]

ARTICLE VIII
EXPENSES AND AMENDMENT

8.01           Expenses.  Each party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

8.02           Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.03           Extension; Waiver.  Any agreement on the part of a party hereto to (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver shall nor operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
INDEMNIFICATION

9.01           Agreement to Indemnify.  Following the Closing and subject to the limitations set forth herein,

(a)           The Indemnifying Sellers shall severally, on a pro rata basis in accordance with their percentage interests set forth on Schedule 6.02(b) indemnify, defend and hold harmless Buyer and its respective Affiliates, officers, directors, employees, representatives and agents (“Purchaser Indemnitees” and, singularly, a “Purchaser Indemnitee”) against and in respect of any and all Damages, by reason of or otherwise arising out of:

(i)           any Excluded Liability;

(ii)          any Net Working Capital shortfall determined pursuant to Section 2.06;

(iii)         any claim by an employee, former employee, independent contractor or former independent contractor of Seller, or any other person or entity, based upon (A) such employee’s or former employee’s employment or such independent contractor’s or former independent contractor’s contract with Seller prior to the Closing Date, (B) the termination of employment of current or former employees or current or former independent contractors of Seller prior to the Closing Date, or (C) any severance arrangements or payments or any benefit, salary, bonus, commission or other compensation payments made or required to be made in connection with such terminations prior to the Closing Date;

(iv)         any Seller Warranty Liabilities; or

(v)          any breach by Seller of a representation, warranty or covenant contained in this Agreement;

provided, that, the Purchaser Indemnitees will not be entitled to indemnification pursuant to this Section 9.01(a) unless the aggregate amount of all Damages for which indemnification is sought by the Purchaser Indemnitees exceeds $140,000 (the “Purchaser Indemnification Basket”), in which case the Purchaser Indemnitees will be entitled to indemnification for the full amount of such Damages; provided, further, that the Purchaser Indemnification Basket shall not apply to any claim for indemnification based on (A) items (i) through  (iv) above or (B) item (v) above to the extent such claim relates to a breach by Seller under Section 3.01, 3.02, 3.05, 3.09, 3.12, 3.22 or 3.25 (such claims collectively, the “Seller Carved-Out Liabilities”).

(b)           Buyer shall indemnify, defend and hold harmless Seller and its Affiliates, officers, directors, employees, representatives and agents (the “Seller Indemnitees”) against and in respect of any and all Damages by reason of or otherwise arising out of:

(i)           any Assumed Liability; or

(ii)          any  breach by Buyer of any representation, warranty or covenant contained in this Agreement;

provided, that, the Seller Indemnitees will not be entitled to indemnification pursuant to this Section 9.01(b) unless the aggregate amount of all Damages for which indemnification is sought by the Seller Indemnities exceeds $140,000 (the “Seller Indemnification Basket”), in which case the Seller Indemnitees will be entitled to indemnification for the full amount of such Damages; provided, further, that the Seller Indemnification Basket will not apply to any claim for indemnification based on item (i) above (the “Buyer Carved-Out Liabilities”).

9.02           Survival of Indemnity.  The representations, warranties and covenants of Seller and Buyer, and the indemnification obligations related thereto pursuant to Section 9.01 shall survive the Closing for a period of two years after Closing, except for Damages arising from (a) any failure of Seller to pay, perform or discharge any Seller Carved-Out Liabilities or (b) any failure of Buyer to pay, perform or discharge any Buyer Carved-Out Liabilities, in each which case the obligations of the applicable Indemnifying Party pursuant to Section 9.01 shall survive indefinitely or, if earlier, six-months after the expiration of the applicable statute of limitations.  Any claims for indemnification in accordance with this ARTICLE IX with respect to Damages resulting from any representation or warranty must be made (and will be null and void unless made) prior to the end of the applicable survival period.  Upon expiration of such period, no Indemnifying Party shall have any liability for Damages under such indemnification obligations unless it has received written notice from an Indemnified Party claiming indemnification prior to the expiration of the applicable period as required.

9.03           Additional Provisions.

(a)           Limitations on Indemnified Amounts of Indemnifying Sellers.  In no event shall the aggregate indemnity obligations of any Indemnifying Seller exceed the amount of Purchase Price distributable to such Indemnifying Seller (including such Indemnifying Seller’s applicable percentage interest in the Escrow Payment).  The liability of the Indemnifying Sellers for indemnification under this ARTICLE IX by reason of or arising out of any breach by Seller of any representation, warranty or covenant shall not be modified, waived or diminished by any examination or investigation conducted by Buyer of the books, records or operations of Seller.

(b)           Limitations on Indemnified Amounts of Buyer.  In no event shall Buyer’s aggregate indemnity obligations exceed an amount equal to the maximum potential aggregate indemnification obligations of the Indemnifying Sellers as provided in Section 9.03(a).  The liability of Buyer for indemnification under this ARTICLE IX by reason of or arising out of any breach by Buyer of any representation, warranty or covenant shall not be modified, waived or diminished by any examination or investigation conducted by Seller of the books, records or operations of Buyer.

(c)           Satisfaction of Indemnification Obligations.  Buyer agrees that all indemnifiable Damages shall be satisfied as follows:

(i)           As to each Indemnifying Seller, first with the Escrow Payment attributable to such Indemnifying Seller, until such Indemnifying Seller’s pro rata amount of the aggregate amount of indemnifiable claim made for the benefit of the Purchaser Indemnitees exceeds the value of the Escrow Payment attributable to such Indemnifying Seller; and

(ii)          Second, the Purchaser Indemnitees shall be free to pursue Damages directly against the Indemnifying Sellers severally subject to the maximum potential indemnification obligation of the Indemnifying Sellers as provided in Section 9.03(a).

(d)           No Limitation in Event of Fraud.  Notwithstanding any other provision hereof, nothing in this ARTICLE IX (including the provisions of paragraphs (a) and (b) of this Section 9.03) or otherwise shall limit, in any manner, any remedy at law or equity, to which any party may be entitled as a result of fraud by any Indemnifying Party or its employees, officers or directors.

(e)           Exclusivity of Remedy; Survival of Covenants.  Following the Closing, except in respect of claims based upon fraud or any violation of federal securities laws, the indemnification accorded by this Section shall be the sole and exclusive remedy of the parties indemnified under this ARTICLE IX in respect of any misrepresentation or inaccuracy in, or breach of, any representation or warranty or any breach or failure in performance of any covenant or agreement made in this Agreement or in any document or certificate delivered pursuant hereto.  Notwithstanding the foregoing, in the event of any breach or failure in performance after the Closing of any covenant or agreement, a non-breaching party shall also be entitled to seek specific performance, injunctive or other equitable relief.  The covenants of any party shall terminate according to the terms of such covenant and the expiration of the applicable statutes of limitations.

(f)           Subrogation.  Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this ARTICLE IX, an Indemnifying Party shall be subrogated, to the extent of such payment, to any rights that the Indemnified Party may have against any other persons with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall take such actions as the Indemnifying Party may reasonably require to perfect such subrogation or to pursue such rights against such other persons as the Indemnified Party may have.

9.04           Claim Notice; Definitions; Third Party Claim Procedures.

(a)           Claim Notice.  An Indemnified Party shall give each Indemnifying Party from whom indemnification is sought prompt written notice (a “Claim Notice”) of any claim, demand, action, suit, proceeding or discovery of fact upon which the Indemnified Party intends to base the claim for indemnification under this ARTICLE IX, which shall contain (i) a description and a good faith estimate of the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this ARTICLE IX for such Damages, and (iii) a demand for payment, provided, however, that no failure or delay to give such Claim Notice shall excuse any Indemnifying Party from any obligation hereunder except to the extent the Indemnifying Party is materially and actually prejudiced by such failure.  Buyer and Seller agree that the procedures set forth in the Escrow Agreement with respect to Claim Notices and responses thereto shall govern all claims made against the Escrow Payment.  Notwithstanding anything to the contrary, prior to Buyer’s performance of any Seller Warranty Liabilities, Buyer shall provide to Seller and Principals (w) notice of and copy of any warranty claim that Buyer claims to be a Seller Warranty Liability, (x) the Contract and the warranty giving rise to such warranty claim and any related documentation, (y) an opportunity to review with Buyer the information in clauses (w) and (x), and (z) a reasonable opportunity to communicate with Buyer regarding the scope of work and potential solutions in respect of such warranty claim, and then only thereafter, and if such becomes a Seller Warranty Liability, Buyer will be entitled to claim indemnification pursuant to Section 9.01(a)(iv).

(b)           Third Party Claim Procedures.  The Indemnified Party will have the right to defend the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (i) the Indemnifying Party acknowledges in writing to the Indemnified Party and without qualification (or reservation of rights) its indemnification obligations as provided in this ARTICLE IX, (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the

Indemnified Party.  The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party provided that the Indemnified Party shall be entitled to reimbursement therefore if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim as herein provided.  The Indemnifying Party shall lose its right to defend and settle the Third Party Claim if it shall fail to diligently contest, defend, litigate and settle the Third Party Claim as provided herein.  So long as the Indemnifying Party has not lost its right, defend, litigate and settle and/or obligation to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the right, upon receiving the prior written approval of the Indemnified Party (which shall not be unreasonably withheld unless such settlement does not fulfill the conditions set forth in the following sentence and which shall be deemed automatically given if a response has not been received within the 30-day period following receipt of the proposed settlement by the Indemnified Party), to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable.  Notwithstanding anything to the contrary herein contained, in connection with any settlement negotiated by an Indemnifying Party, no Indemnified Party or Indemnifying Party (as the case may be) that is not controlling the defense and or settlement of the Third Party Claim (the “Non-Control Party”) shall be required by an Indemnifying Party or Indemnified Party controlling the litigation to (and no such party shall) (x) enter into any settlement that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Non-Control Party of a release from all liability in respect of such claim or litigation, (y) enter into any settlement that attributes by its terms liability to the Non-Control Party or which may otherwise have an adverse effect on the Indemnified Party’s business, or (z) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or proceeding with prejudice. All expenses (including attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party.  No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this ARTICLE IX shall relieve it of such obligations to the extent they exist.  If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume, the defense of a Third Party Claim pursuant to this ARTICLE IX, or if, in accordance with the foregoing, the Indemnifying Party does not have the right or shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least 20 days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party.  If, pursuant to this Section 9.04(b), the Indemnified Party so contests, defends, litigates or settles a Third Party Claim, for which it is entitled to indemnification hereunder as provided herein, the Indemnified Party shall be reimbursed by the Indemnifying Party for the Damages that constitute reasonable attorneys’ fees and other expenses of defending, contesting, litigating and/or settling the Third Party Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys’ fees and other expenses.  The Indemnified Party or the Indemnifying Party, as the case may be, shall furnish such information in reasonable detail as it may have with respect to a Third

Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) to the other party if such other party is assuming defense of such claim, and make available all records and other similar materials which are reasonably required in the defense of such Third Party Claim and shall otherwise cooperate with and assist the defending party in the defense of such Third Party Claim.

9.05           Disclaimer of Other Representations and Warranties.  The parties acknowledge and agree that except as set forth in this Agreement, the Seller, Principals and Buyer make no representation or warranty, express or implied, at law or in equity, in respect of Seller or Buyer, as applicable, or any of their respective assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE X
GENERAL PROVISIONS

10.01         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or telecopied (with confirmation from recipient) provided that a copy of all telecopies is sent by one of the other delivery methods set forth in this Section 10.01 within one day of being telecopied, three days after mailed by registered or certified mail (return receipt requested) or on the day delivered by an express courier (with confirmation from recipient) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to Buyer, to:

Perficient, Inc.
One City Place Drive, #190
St. Louis, Missouri  63141
Attn:   Paul E. Martin, Chief Financial Officer
Phone:                  314.995.8810
Facsimile:             314.995.8802

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP
The Terrace 7
2801 Via Fortuna, Suite 100
Austin, Texas  78746
Attn:   J. Nixon Fox III, Esq.
Phone:                  512.542.8427
Facsimile:             512.236.3216

(b)           if to Seller, to:

Tier1 Innovation, LLC
7979 East Tufts Avenue, Suite 1100
Denver, Colorado  80237
Attn:   Mark Johnston
Phone:                  303.376.3500
E-Mail:                  mjohnston@tier1innovation.com

with a copy (which shall not constitute notice) to:

Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
                                Denver, CO  80202
Attn:   Ryan C. Arney
Phone:                  (303) 892-7373
Facsimile:             (303) 893-1379

(c)           if to a Principal, to:

Mark Johnston
542 Ridge View Drive
Louisville, Colorado  80027
Phone:                  303.589.0913
E-Mail:                  mjohnston@tier1innovation.com

Jay A. Johnson
11421 Belle Meade Drive
Conifer, Colorado  80433
Phone:                  303.324.7291
E-Mail:                  jjohnson@tier1innovation.com

with a copy (which shall not constitute notice) to:

Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, CO  80202
Attn:   Ryan C. Arney
Phone:                  (303) 892-7373
Facsimile:             (303) 893-1379

10.02         Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

10.03         Counterparts and Facsimile Signatures.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  Furthermore, this Agreement may be executed by the facsimile signature of any party hereto; it being agreed that the facsimile signature of any party hereto shall be deemed an ink-signed original for all purposes.

10.04         Entire Agreement.  This Agreement (including the Ancillary Agreements and all other documents and the instruments delivered pursuant hereto or otherwise referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

10.05         Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles thereof.

10.06         Enforcement of Agreement.  The parties hereto agree that irreparable damage would occur in the event that the provisions contained in Section 6.01 of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 6.01 of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any court located in Travis County, Texas, this being in addition to any other remedy to which they are entitled at law or in equity.

10.07         Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is deemed to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.08         Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except for Sections 6.02 and 6.03, of which the Seller Interest Holders are express third party beneficiaries, and as otherwise expressly provided herein (including in Sections 6.04(a) and 6.05), this Agreement (including the documents and instruments delivered pursuant hereto or otherwise referred to herein) is not intended to, and shall not, confer upon any Person other than the parties hereto any rights or remedies hereunder.

10.09         Amendment.  This Agreement may be amended with respect to any of the terms contained herein only by written agreement, signed by each of the parties hereto, except that no amendment affecting Seller Interest Holders may be made without their written consent.

[signature page follows]

IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BUYER:

PERFICIENT, INC.

By:           /s/ Jeff Davis
Name:                    Jeff Davis
Title:                      President

SELLER:

TIER1 INNOVATION, LLC

By:           /s/ Mark R. Johnston
Name:                    Mark R. Johnston
Title:                      Manager

PRINCIPALS:

/s/ Mark Johnston
Mark Johnston

/s/ Jay Johnson
Jay Johnson